SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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American Electric Power Company, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2011 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Michael G. Morris Chairman of the Board and Chief Executive Officer

March 14, 2011

Dear Shareholder:

This year’s annual meeting of shareholders will be held at The Ohio State University’s Fawcett Center, 2400 Olentangy River Road, Columbus, Ohio, on Tuesday, April 26, 2011, at 9:30 a.m. Eastern Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, February 28, 2011, are entitled to vote and attend the meeting. To attend the meeting, you will need to present an admission ticket or the notice you received. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

This year, we again are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2010 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By internet, at www.envisionreports.com/AEP

•	By toll-free telephone at 800-652-8683

•	By completing and mailing your proxy card if you receive paper copies of the proxy materials

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

/s/ Michael G. Morris

NOTICE OF 2011 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:30 a.m. Eastern Time on Tuesday, April 26, 2011

PLACE	Fawcett Center The Ohio State University 2400 Olentangy River Road Columbus, Ohio

ITEMS OF BUSINESS	(1) To elect 13 directors to hold office until the next annual meeting and until their successors are duly elected.
(2) To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year 2011.
(3) To hold an advisory vote on executive compensation.
(4) To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.
(5) To consider and act on such other matters as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on February 28, 2011, are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card if you receive paper copies of the proxy materials.
(2) CALL TOLL-FREE by telephone at 800-652-8683.
(3) VISIT THE WEB SITE shown on the notice of internet availability of proxy materials to vote via the internet.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 14, 2011	D. Michael Miller Secretary

Our annual meeting of shareholders also will be webcast at http://www.AEP.com/go/webcasts at 9:30 a.m. Eastern Time on April 26, 2011.

Proxy Statement

March 14, 2011

Proxy and Voting Information

A notice of internet availability of proxy materials or paper copy of the proxy statement and form of proxy is to be mailed to shareholders on March 14, 2011, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 26, 2011 in Columbus, Ohio.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP Common Stock at the close of business on the record date, February 28, 2011, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 481,103,752 shares of AEP Common Stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the internet. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or internet voting procedures are set forth on the proxy card.

When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on February 28, 2011.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by giving notice of its revocation to the Company, by executing another proxy dated after the proxy to be revoked, or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Under New York Stock Exchange rules, the proposal to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. The proposals to elect directors, the advisory vote on executive compensation and the advisory vote on the frequency of holding the advisory vote on executive compensation are “non-discretionary” matters, which means that brokerage firms may not use their discretion to vote on such matters without express voting instructions from their customers.

At the 2009 annual meeting, we recommended and our shareholders approved amendments to our Articles of Incorporation to eliminate cumulative voting in election of directors which allowed the Company to amend its Bylaws to implement a majority voting standard for the election of directors in uncontested elections of directors. The election of directors at the Annual Meeting is an uncontested election, so for a nominee to be elected to the Board, the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. Abstentions and broker non-votes will not be considered votes cast “for” or “against” a nominee. If a nominee is not elected because he or she did not receive a greater number of votes “for” his or her election than “against” such election, he or she will be required to tender his or her resignation for the Board’s consideration of whether to accept such resignation in accordance with our Bylaws.

Since the shareholders approved amendments to our Articles of Incorporation to eliminate cumulative voting in elections of directors, no shareholder has the right to cumulate his or her voting power in the election of directors at the Annual Meeting.

The votes cast “for” must exceed the votes cast “against” to approve the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions are not counted as votes “for” or “against” this proposal and therefore have no effect.

The votes cast “for” must exceed the votes cast “against” to approve the advisory vote regarding the compensation of the named executive officers as disclosed in the proxy statement. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal and therefore have no effect.

The advisory vote regarding the frequency of the shareholder vote to approve the compensation of the named executive officers will be determined by a plurality of the votes cast. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal and therefore have no effect.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted; (ii) in cases where shareholders write comments on their proxy cards; or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report, proxy statement or notice of internet availability of proxy materials need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report, proxy statement or notice of internet availability of proxy materials is being householded indefinitely unless you instruct us otherwise. We will deliver promptly upon written request a separate copy of the annual report, proxy statement or notice of internet availability of proxy materials to a shareholder at a shared address. To receive a separate copy of the annual report, proxy statement or notice of internet availability of proxy materials, write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215. If more than one annual report, proxy statement or notice of internet availability of proxy materials is being sent to your address, at your request, mailing of the duplicate copy can be discontinued by contacting our transfer agent, Computershare Trust Company, N.A. (Computershare), at 800-328-6955 or write to them at P.O Box 43078, Providence,

RI 02940-3078. If you wish to resume receiving separate annual reports, proxy statements or notice of internet availability of proxy materials at the same address in the future, you may call Computershare at 800-328-6955 or write to them at P.O Box 43078, Providence, RI 02940-3078. The change will be effective 30 days after receipt.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.AEP.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained in our website to be part of this proxy statement. In addition, this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at www.edocumentview.com/aep.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

1. Election of Directors

Currently, AEP’s Board of Directors consists of 13 members. Messrs. E. R. Brooks and Donald M. Carlton will end their service as members of the Board effective as of the date of the annual meeting, but the Board is recommending the election of David J. Anderson and Richard C. Notebaert. Messrs. Anderson and Notebaert were recommended to the Board by a director search firm, which was paid a fee to identify and evaluate potential Board members. Mr. Hoaglin and Mr. Morris interviewed Messrs. Anderson and Notebaert and recommended them to the Committee on Directors and Corporate Governance. That Committee reviewed their qualifications and recommended them to the full board.

Thirteen directors are to be elected to hold office until the next annual meeting and until their successors have been elected. AEP’s Bylaws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of the Board.

The 13 nominees named on pages 4 to 6 were selected by the Board on the recommendation of the Committee on Directors and Corporate Governance of the Board, following individual evaluation of each incumbent nominee’s 2010 performance. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. All of the Board’s nominees were elected by the shareholders at the 2010 annual meeting, except for Messrs. Anderson and Notebaert. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s Common Stock, options exercisable within 60 days and stock-based units beneficially owned by each of them appear on page 73.

Nominees For Director

David J. Anderson Morristown, New Jersey Age 61	Senior vice president and chief financial officer of Honeywell International, a diversified technology and manufacturing company, since 2003.

James F. Cordes The Woodlands, Texas Age 70 Director since 2009	Retired executive vice president of The Coastal Corporation (1985-1997), a diversified energy company. Retired chairman and chief executive officer of ANR Pipeline Company (1985-1997), an interstate natural gas pipeline company. A director of Comerica, Inc. Mr. Cordes was formerly a director of Northeast Utilities (2001-2010).

Ralph D. Crosby, Jr. McLean, Virginia Age 63 Director since 2006	Chairman of EADS North America, Inc., an aerospace company, since 2002. Retired Chief Executive Officer of EADS North America, Inc. (2002-2009). A director of Ducommun Incorporated.

Linda A. Goodspeed Franklin, Tennessee Age 49 Director since 2005	Vice president of information systems of Nissan North America, Inc., an automobile manufacturer, since 2008. Managing partner of Wealthstrategies Financial Advisors, LLC since 2008. From 2001 to 2008, executive vice president and chief supply chain logistics and technology officer of Lennox International, Inc, a provider of climate control solutions. A director of Columbus McKinnon Corp.

Thomas E. Hoaglin Columbus, Ohio Age 61 Director since 2008	Retired chairman and chief executive officer of Huntington Bancshares Incorporated, a bank holding company (2001-2009). A director of The Gorman-Rupp Company.

Lester A. Hudson, Jr. Charlotte, North Carolina Age 71 Director since 1987	Professor and the Wayland H. Cato, Jr. Chair in Leadership at McColl School of Business at Queens University of Charlotte since 2003. Retired chairman, chief executive officer and president of Wunda Weve Carpets, Inc. and Dan River, Inc., each a textile manufacturer. A director of American National Bankshares Inc.

Nominees For Director — continued

Michael G. Morris Columbus, Ohio Age 64 Director since 2004	Chairman and chief executive officer of AEP since 2004; and chairman and chief executive officer of all of its major subsidiaries since 2004. A director of certain subsidiaries of AEP with one or more classes of publicly held preferred stock or debt securities and other subsidiaries of AEP. A director of Alcoa Inc. and The Hartford Financial Services Group, Inc. Mr. Morris was formerly a director of Cincinnati Bell, Inc. (2005-2008).

Richard C. Notebaert Chicago, Illinois Age 64	Retired chief executive officer of Qwest Communications International Inc., a telecommunications systems company (2002-2007). A director of Aon Corporation and Cardinal Health, Inc. Mr. Notebaert was formerly a director of Qwest Communications International Inc. (2002-2007).

Lionel L. Nowell III Cos Cob, Connecticut Age 56 Director since 2004	Retired senior vice president and treasurer of PepsiCo, Inc., a food and beverage company (2001-2009). A director of Reynolds American Inc. Mr. Nowell was formerly a director of Church & Dwight, Inc. (2005-2007).

Richard L. Sandor Chicago, Illinois Age 69 Director since 2000	Founder and Former Chairman of Chicago Climate Exchange, Inc. (CCX), an environmental commodity trading exchange (2002-2010). Former chief executive officer of CCX (2002-2009). Former Chairman of the Chicago Climate Futures Exchange (CCFE), a derivative trading exchange (2004-2010). Former chief executive officer of CCFE (2004-2009). Former Chairman of Climate Exchange PLC, the parent of CCX and CCFE (2003-2010). Lecturer, University of Chicago Law School. Member of the International Advisory Council and Distinguished Professor of Environmental Finance of Guanghua School of Management at Peking University. Former member of the design committee of the Dow Jones Sustainability Index. Dr. Sandor was formerly a director of Intercontinental Exchange, Inc. (2005-2008) and Milennium Cell, Inc. (2005-2007).

Nominees For Director — continued

Kathryn D. Sullivan Columbus, Ohio Age 59 Director since 1997	Director, Battelle Center for Mathematics and Science Education Policy – The John Glenn School of Public Affairs at The Ohio State University since November 2006. Science Advisor to Columbus’ science museum COSI (Center of Science & Industry) from December 2005 to November 2006. President and chief executive officer of COSI from 1996 to 2005. Former NASA space shuttle astronaut.

Sara Martinez Tucker San Francisco, California Age 55 Director since 2009	Self-employed consultant since 2009. Retired Under Secretary of Education in the U.S. Department of Education (2006-2008). Chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006.

John F. Turner Moose, Wyoming Age 69 Director since 2008	Managing partner of Triangle X Ranch, a guest ranch in Jackson Hole, Wyoming, since 1960. Assistant Secretary of State of U.S. State Department’s Bureau of Oceans and International and Scientific Affairs from 2001 to 2005. Former director of the U.S. Fish and Wildlife Service from 1989 to 1993. A director of Ashland, Inc., International Paper Company and Peabody Energy Corporation.

AEP’s Board of Directors and Committees

Under New York law, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2010, the Board held eight regular meetings, one of which was held in a city where we have a regional office and one of which was held in a city where we have facilities that the Board visited. We also had three special meetings. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all directors attended the annual meeting.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2010 and the directors who currently serve on these committees. During 2010, no director attended fewer than 87% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees during the period on which he or she served.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Brooks	X		X		X
Dr. Carlton			X (Chair)			X	X
Mr. Cordes		X	X			X
Mr. Crosby			X			X	X
Ms. Goodspeed	X		X				X
Mr. Hoaglin		X (Chair)	X	X		X
Dr. Hudson		X	X	X		X (Chair)
Mr. Morris			X	X (Chair)
Mr. Nowell	X (Chair)	X	X	X	X
Dr. Sandor			X	X	X (Chair)
Dr. Sullivan			X		X		X (Chair)
Ms. Tucker	X	X	X
Mr. Turner	X		X				X
2010 Meetings	9	6	3	0	4	7	5

The functions of the committees are described below.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the limits imposed by the Bylaws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

7.	Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.	Overseeing the AEP Corporate Compliance Program.

9.	Overseeing the annual evaluation of the Board of Directors.

10.	Reviewing annually the performance of individual directors.

11.	Overseeing the implementation of AEP’s Related Person Transaction Approval Policy.

12.	Overseeing AEP’s Sustainability Report, including the material about political contributions.

13.	Overseeing elements of the Company’s risks that are within the scope of the Committee’s responsibility as assigned to it by the Board of Directors.

A copy of the charter can be found on our website at www.AEP.com/investors/corporategovernance. Consistent with the rules of the NYSE and the SEC and our Director Independence Standards, all members of the Committee on Directors and Corporate Governance are independent.

The Human Resources Committee (the HR Committee) annually reviews and approves AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is or has been an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with SEC and New York Stock Exchange (NYSE) rules and our Director Independence Standards. In addition, each member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The HR Committee also reviews the Compensation, Discussion and Analysis section of this proxy statement and recommends that it be included in the Company’s Annual Report on Form 10-K.

The HR Committee has the responsibilities set forth in its charter, a copy of which can be found on our website at www.AEP.com/investors/corporategovernance.

For a more complete description of the HR Committee’s responsibilities, see the Human Resources Committee Report on page 44.

The Audit Committee is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee charter, a copy of which can be found on our website at www.AEP.com/investors/corporate governance. Consistent with the rules of the NYSE and the SEC and our Director Independence Standards, all members of the Audit Committee are independent. The Board has determined that Mr. Nowell is an audit committee financial expert as defined by the SEC.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries, including reviewing and making recommendations concerning the short and long-term financing plans and programs of AEP and its subsidiaries. The Finance Committee also provides recommendations to the Board on dividend policy, including the declaration and payment of dividends. The Finance Committee also reviews and approves the treasury policies of the Company.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, technology, fuel supply, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the Bylaws, during the intervals between meetings of the Board.

The Board’s role in AEP’s risk oversight process

The Board has the overall responsibility for overseeing the Company’s management of risks. Management is responsible for identifying and managing the Company’s risks. The Board reviews the Company’s processes for identifying and managing risks and communicating with the Board about those risks to help ensure that the processes are effective.

Like other companies, we have very diverse risks. These include financial and accounting risks, capital deployment risks, operational risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, natural-disaster risks and technology risks. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks. For example, our Nuclear Oversight Committee focuses on the specific risks of operating a nuclear plant. The Board is also responsible, therefore, for ensuring that these types of risks are properly delegated to the appropriate committee, and that the risk oversight activities are properly coordinated and communicated among the Board and the various committees that oversee the risks.

Our other committees oversee both specific and broad types of risks. Some of the committees have oversight responsibility for specific risks that are inherent in carrying out their responsibilities set forth in their charters. For example, the Audit Committee is responsible for overseeing financial reporting risks. Management prepared and categorized a list of the Company’s major types of risks. The Audit Committee and the Directors and Corporate Governance Committee reviewed that list and proposed an assignment of risks either to the full Board or to specific committees. The Board reviewed the recommendations and adopted the proposed allocation of responsibilities.

Under the NYSE’s listing standards, our Audit Committee must discuss AEP’s policies for risk assessment and risk management. The Audit Committee oversees the process of identifying major enterprise risks and communicates those risks to the Board for assignment of oversight among the Board and the various committees. Our Chief Risk Officer, Chief Accounting Officer and General Counsel attend all Audit Committee meetings. The Audit Committee oversees the Company’s maintenance of financial and disclosure controls and procedures and also specifically reviews our litigation and regulatory risks as part of their review of the Company’s disclosures.

Our Finance Committee broadly oversees our financial risks, which include energy trading risks, liquidity risks and interest rate risks. For example, the Finance Committee reviews and approves the Company’s risk policies relating to our power marketing and hedging activities and also oversees the performance of the assets in our pension plans. Our Chief Risk Officer and General Counsel attend all Finance Committee meetings.

Our HR Committee reviews the Company’s incentive compensation practices to ensure they do not encourage excessive risk-taking and are consistent with the Company’s risk tolerance. The HR Committee also oversees our succession planning and executive leadership development. Our senior human resources officers attend all of the HR Committee meetings.

The Directors and Corporate Governance Committee focuses on corporate governance risks and oversees the Company’s Corporate Compliance Program, which includes the Company’s whistleblower program. Our General Counsel attends all Directors and Corporate Governance Committee meetings.

Compensation Risk

As specified in its charter, the HR Committee (with the assistance of its independent compensation consultant and Company management) reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company.

The Company has designed its executive compensation process, with oversight from the HR Committee, to identify and manage risk and to ensure it does not encourage excessive risk taking. The base salary component, which represents approximately 16% of our CEO’s total compensation opportunity, discourages risk-taking because its value and payment is contingent only upon the CEO’s continued employment with the Company. The Company also provides annual and long-term incentive compensation in amounts that represent approximately 18% and 67% of our CEO’s total compensation opportunity, respectively. The HR Committee believes this appropriately allocates our compensation among base salary and short and long-term incentive compensation opportunities in such a way as to not encourage excessive risk-taking. The Company’s incentive compensation also has the following characteristics:

•

Incentive award opportunities for all employees are capped generally at 200% of their target. Capping the potential payout limits the extent that employees could potentially profit by taking on excessive risk,

•

The HR Committee provides the large majority of incentive compensation to executive officers as long-term stock-based incentive compensation to ensure that short-term performance is not encouraged or rewarded at the expense of long-term performance. This is important because of the large amount of long-term investments required in our business,

•

Annual incentive compensation for all employees, including executive officers, is based on AEP’s ongoing earnings per share less a potential fatality deduction, which is a deduction that would apply to executive officers if AEP experienced a fatal work related employee accident. This insures that no employees are encouraged to achieve earnings objectives at the expense of workplace safety,

•

The primary metrics used in the Company’s incentive plans are earnings per share and total shareholder return, which are both robust measures of shareholder value that reduce the risk that employees might be encouraged to pursue other objectives that increase risk or reduce financial performance,

•	Annual and long-term incentive compensation programs are reviewed by AEP’s internal audit staff,

•

All incentive award payouts to senior officers are subject to the review and approval of the HR Committee, or in the case of Mr. Morris, the independent members of the Board, and they retain the discretion to reduce any payouts,

•

Both annual and long-term incentive awards are subject to the Company’s policy that makes incentive payments and deferred compensation subject to recoupment as described in Compensation Discussion and Analysis on page 40,

•

AEP has primarily granted long-term incentive awards in the form of performance units with a three-year performance and vesting period, which aligns the interests of employees to the long-term interests of shareholder and helps retain management,

•	Executives (currently 46) are subject to our executive stock ownership requirements as described in Compensation Discussion and Analysis on page 38,

•	We have not issued stock options to our executive officers since 2003, as stock options may provide an incentive to take excessive risks to increase the Company’s stock price, and

•

It is part of a market competitive compensation package that enables the Company to attract, retain and motivate executives with the skills and experience needed to manage a company of AEP’s considerable size and complexity in a highly regulated electric utility industry. This reduces risk by better ensuring both strong management competence and continuity.

Corporate Governance

AEP maintains a corporate governance page on its website that includes key information about corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for members of the Board, Director Independence Standards, and charters for the Audit, Directors and Corporate Governance and Human Resources Committees of the Board. The corporate governance page can be found at www.aep.com/investors/corporategovernance. Printed copies of all of these materials also are available upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, Ohio 43215.

AEP’s policies and practices reflect corporate governance initiatives that are designed to comply with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	All but one of its Board members (the CEO) is independent of AEP and its management;

•	All members of the Audit Committee, Human Resources Committee and the Committee on Directors and Corporate Governance are independent;

•	The members of the Board meet regularly without the presence of management, and the independent members of the Board meet at least once a year;

•

AEP has a code of business conduct that also applies to its principal executive officer, principal financial officer and principal accounting officer and will promptly disclose waivers of the code for these officers;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•

The Board, the Committee on Directors and Corporate Governance, the Audit Committee and the HR Committee conduct annual self-assessments. The Committee on Directors and Corporate Governance also evaluates annually the performance of the individual directors.

Directors

The Committee on Directors and Corporate Governance is responsible for recruiting new directors and uses a variety of methods for identifying and evaluating nominees for director. The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Committee on Directors and Corporate Governance through shareholders, management, current members of the Board or search firms. Shareholders who wish to recommend candidates to the Committee on Directors and Corporate Governance may do so by following the procedures described in Shareholder Proposals and Nominations on page 74.

Director qualifications

The Company’s Principles of Corporate Governance are available on its website at www.aep.com/investors/corporategovernance/docs/principles.pdf. With respect to director qualifications and attributes, the Principles require the following:

In nominating a slate of Directors, the Board’s objective, with the assistance of the Committee on Directors and Corporate Governance, is to select individuals with skills and experience that can be of assistance to management in operating the Company’s business.

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

These requirements are expanded in the Criteria for Evaluating Directors, which was initially adopted by the Committee on Directors and Corporate Governance in 2005 and subsequently reviewed and refined several times, most recently at the Committee’s meeting in December 2009. The Criteria are available on the Company’s website at www.aep.com/investors/corporategovernance/docs/criteriaforevaluatingdirectors.pdf.

As indicated in the Principles and the Criteria, directors should have personal attributes such as high integrity, intelligence, wisdom and judgment. In addition, they should have skills and experience that mesh effectively with the skills and experience of other Board members, so that the talents of all members blend together to be as effective as possible in overseeing a large electric utility business.

Mr. Morris is the Chairman and Chief Executive Officer of the Company. He has undergraduate and graduate degrees in biology and a law degree. Mr. Morris has worked for nearly four decades in the utility industry, originally in a consulting firm and then in progressively more responsible positions in gas and electric utility companies. Mr. Morris is in his 14th year as chairman and chief executive officer of a large, multi-state electric utility company, having led Northeast Utilities from 1997 – 2003 and the Company since January 2004.

Dr. Hudson is the Company’s Presiding Director and Chair of the Human Resources Committee. In addition to having a doctorate in business strategy, Dr. Hudson teaches management and strategy to graduate students, and previously he was the chief executive of two public companies.

Mr. Nowell chairs the Audit Committee and is designated as the Audit Committee Financial Expert, a position required by the rules of the New York Stock Exchange and the SEC. Mr. Nowell is a Certified Public Accountant and served until his retirement in 2009 in senior financial positions with Pepsico, RJR Nabisco, Pillsbury and other major companies in the food and beverage industry.

Two directors (Mr. Cordes – natural gas and Ms. Tucker – telecommunications) and one nominee (Mr. Notebaert – telecommunications) spent major parts of their careers in regulated utility companies that have many similarities to our business. And, two directors (Messrs. Cordes and Turner) understand our industry from past service on the boards of directors of another electric utility.

Our business is highly regulated, and several directors (Messrs. Cordes, Hoaglin and Morris and Ms. Tucker) and one nominee (Mr. Notebaert) spent careers in industries that are also highly regulated. Mr. Notebaert spent more than 11 years as Chairman and Chief Executive Officer of publicly-traded companies Qwest Communications International and Ameritech Corporation. Ms. Tucker spent a large part of her career at AT&T in senior management positions in human resources and customer service operations. Mr. Cordes spent many years as an executive in the natural gas business. Two directors (Mr. Turner and Ms. Tucker) have spent time as senior governmental officials and appreciate the issues of regulation from that perspective. Mr. Turner also served in the Wyoming state legislature for many years. Our business is also very capital intensive and involves sophisticated heavy equipment and facilities; Mr. Crosby’s experience in the aerospace industry gives him a background in a comparably capital intensive and sophisticated industry.

Science, engineering and technology are important in our business. Many of the Company’s directors have undergraduate and/or graduate degrees in engineering (Messrs. Cordes and Crosby and Ms. Goodspeed), while others have undergraduate and/or graduate degrees in scientific subjects (Messrs. Morris and Turner and Dr. Sullivan). Dr. Sullivan is a former NASA astronaut and former Chief Scientist, National Oceanic & Atmospheric Administration. Dr. Sullivan also was the former head of a science museum in Columbus, Ohio, the Company’s headquarters city. Ms. Goodspeed is an engineering graduate with an M.B.A, who has worked in responsible positions in automotive and heating/cooling manufacturing. She is currently the chief information officer of an automobile manufacturer.

Environmental compliance is essential for success in our industry. Mr. Turner was chief executive of a national environmental organization and headed a governmental agency with environmental responsibilities, and Dr. Sandor headed a financial exchange focused on environmental financial products.

Several directors in addition to Mr. Nowell have significant experience in finance, auditing or other financial or accounting roles. Mr. Hoaglin was the chief executive of a regional bank headquartered in Columbus with a footprint that significantly overlaps the midwestern part of the Company’s service territory. Dr. Sandor was chief economist at a commodities exchange before he created the Chicago Climate Exchange (CCX) and he taught finance at the graduate level. Director nominee, Mr. Anderson, is currently the Chief Financial Officer of Honeywell International, and has served as Chief Financial Officer with ITT Industries and RJR Nabisco and other major companies.

And, the experience gained from leading large, complex organizations brings invaluable perspective to a Board. Messrs. Hoaglin, Hudson and Notebaert have been chief executive officers of public companies and Mr. Morris currently serves as a chief executive. Messrs. Cordes and Crosby have been chief executives of major subsidiaries of public companies, while Dr. Sullivan and Ms. Tucker have headed substantial non-profit organizations. Messrs. Cordes, Crosby, Hoaglin, Hudson, Morris, Notebaert, Nowell, Sandor and Turner, Ms. Goodspeed and Dr. Sullivan bring to the board experience gained from currently or previously serving on the boards of directors of other public companies.

Any summary of the specific skills and attributes of individual directors is necessarily very high level. It cannot cover the full range of the skills, experience and personal attributes that each contributes to service on the Board of Directors, nor can it explain the ways in which the abilities and perspectives of different directors interact to benefit the Company.

Board Diversity

Our Criteria for Evaluating Directors also includes the Company’s statement regarding how the Board considers diversity in identifying nominees for our Board. The Criteria provide:

Two central objectives in selecting board members and continued board service are that the skills, experiences and perspectives of the Board as a whole should be broad and diverse, and that the talents of all members of the Board should blend together to be as effective as possible. In particular, the Board should be balanced by having complementary knowledge, expertise and skill in areas such as business, finance, accounting, marketing, public policy, manufacturing and operations, government, technology, environmental and other areas that the Board has decided are desirable and helpful to fulfilling its role. Diversity in gender, race, age, tenure of board service, geography and background of directors, consistent with the Board’s requirements for knowledge and experience, are desirable in the mix of the Board.

Our Directors and Corporate Governance Committee considers these criteria each year as it determines the slate of directors to recommend to the Board for election at our annual meeting. It also considers these criteria each time a new director is recommended for election to the Board. The Board believes that its implementation of this policy is effective in considering the diversity of the members of the Board.

Director Independence

In accordance with NYSE standards, a majority of the members of the Board of Directors must qualify as independent directors. No member of the Board is independent unless the Board affirmatively determines annually that such member is independent. The Board has adopted categorical standards to assist it in making this determination of director independence (Director Independence Standards). These standards can be found on our web site at www.AEP.com/investors/corporategovernance.

Each year, our directors complete a questionnaire that elicits information to assist the Committee on Directors and Corporate Governance in assessing whether the director meets the Company’s independence standards. Each director lists all the companies and charitable organizations that he or she, or an immediate family member, has a relationship with as a partner, trustee, director or officer, and indicates whether that entity made or received payments from AEP. The Company reviews its financial records to determine the amounts paid to or received from those entities. A list of the entities and the amounts AEP paid to or received from those entities is provided to the Committee on Directors and Corporate Governance. Utilizing this information, the Committee on Directors and Corporate Governance evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries. The Committee on Directors and Corporate Governance determines whether the amount of any payments between those entities and AEP could interfere with a director’s ability to exercise independent judgment. The Committee on Directors and Corporate Governance also discusses any other relevant facts and circumstances regarding the nature of these relationships, to determine whether other factors, regardless of the categorical standards the Board has adopted, might impede a director’s independence.

We are a large electric utility company that operates in parts of eleven different states. Any organization that does business in our service territory buys electricity from one of our subsidiaries. Many of our directors live in our service territory or are executives, directors or trustees of organizations that do business in our service area. However, all of those organizations purchase electricity from us at rates set by a regulatory commission. There are no unique negotiated rates with any of those organizations. Therefore, the Committee on Directors and Corporate Governance determined that none of those relationships impedes a director’s independence.

We make numerous charitable contributions to nonprofit and community organizations and universities in the states where we do business. Again, because many of our directors live in our service territory and are highly accomplished individuals in their communities, our directors are frequently affiliated with many of the same educational institutions, museums, charities and other community organizations. None of our directors, however, is an executive officer of those nonprofit organizations. Nonetheless, the Committee on Directors and Corporate Governance reviews all charitable contributions made by AEP to organizations with which our directors or their immediate family members are affiliated. The Committee on Directors and Corporate Governance also reviewed contributions made from The American Electric Power Foundation, which was created to support and play an active, positive role in the communities in which AEP operates by contributing funds to organizations in those communities. The Committee on Directors and Corporate Governance determined that the Company’s contributions were not materially influenced by the director’s relationship with the organization, and therefore none of these relationships conflict with the interests of the Company or would impair the director’s independence or judgment.

The Board’s independence determinations specifically included reviewing the following transactions:

•

Ms. Goodspeed is an executive officer of a company with which the Company does business. Ms. Goodspeed is an executive at Nissan North America, Inc. As explained earlier, although Nissan purchases electricity from our subsidiaries, the Board does not believe that those transactions impair the independence of Ms. Goodspeed.

•

Mr. Anderson is also an executive officer of a company (Honeywell International) with which the Company does business. As explained earlier, although Honeywell purchases electricity from our subsidiaries, and the Company purchased an insignificant amount of goods from Honeywell, the Board does not believe that those transactions impair the independence of Mr. Anderson.

•

Dr. Sandor served as Chairman of CCX and Chicago Climate Futures Exchange (CCFE) until he stepped down from those positions when those companies were sold in June 2010. Although AEP and its subsidiaries transacted trades of greenhouse gas emission allowances on the CCX during 2010, AEP paid less than $71,000 to CCX and CCFE in 2010. Because Dr. Sandor is no longer associated with CCX and CCFE and AEP’s payments during 2010 were insignificant, the Board has determined that Dr. Sandor meets the independence standards and that he is an independent director.

•

Mr. Turner is a director of Peabody Energy Corporation, another company that transacted business with AEP. However, Mr. Turner is not an employee or executive officer of that company. Mr. Turner was chief executive of a national environmental organization and headed a governmental agency with environmental responsibilities, so Mr. Turner serves on boards of companies where environmental compliance is essential for success. Although we purchase a significant amount of coal from Peabody Energy Corporation, we entered into these coal buying relationships with Peabody in the ordinary course of business before Mr. Turner joined our Board. The nature of our coal purchased from Peabody since Mr. Turner became an AEP director is consistent with the nature before he was elected. In addition, since Mr. Turner became an AEP director, any AEP purchases from Peabody were awarded through a competitive process.

As a result of this review, the Board has determined that, other than Mr. Morris, each of the director nominees standing for election, including Messrs. Anderson, Cordes, Crosby, Hoaglin, Hudson, Notebaert, Nowell and Turner, Dr. Sandor, Ms. Goodspeed, Dr. Sullivan and Ms. Tucker, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the Company’s Director Independence Standards.

Involvement by Mr. Hoaglin in Certain Legal Proceedings

On June 2, 2005, Huntington Bancshares Incorporated (Huntington) announced that the SEC approved a settlement of its previously announced formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. As a part of the settlement, the SEC instituted a cease and desist administrative proceeding and entered a cease and desist order and also filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington and Mr. Hoaglin consented to pay civil money penalties. Without admitting or denying the charges in the administrative proceeding, Mr. Hoaglin agreed to cease and desist from committing and/or causing the violations charged as well as any future violations of these provisions. Additionally, Mr. Hoaglin agreed to pay disgorgement, pre-judgment interest and penalties in the amount of $667,609.

Shareholder Nominees for Directors

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 74 and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.AEP.com/investors/corporategovernance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

Board Leadership

Mr. Morris is in his 14th year leading large, multi-state, publicly held electric utility companies. He has been the Company’s Chairman and Chief Executive Officer since early 2004. Before that, he had held the same positions at another publicly held electric utility company from August 1997 to the end of 2003. Mr. Morris has extensive knowledge about and influence within the electric utility industry, as indicated from his current and past leadership positions with the Institute of Nuclear Power Operations, the Edison Electric Institute and the Business Roundtable, among other organizations. In addition to serving on the Company’s Board, Mr. Morris sits on the boards of directors of two other large public companies, and he has been a panelist at prominent corporate governance conferences.

Because of Mr. Morris’ longstanding experience with the Company and other industry participants and the quality of his performance in these roles, and his extensive experience as a corporate director, the Board believes that the Company’s best interests are currently best served by Mr. Morris being both chairman and chief executive officer.

Dr. Hudson has been the Presiding Director of the Board since 2003. The purpose of the Presiding Director is to promote the independence of the Board in order to represent the interests of the shareholders. The Presiding Director is selected by non-management directors.

The Presiding Director is responsible for working closely with the chief executive officer to finalize information flow to the Board, set meeting agendas and arrange meeting schedules. He also chairs meetings of the non-management directors and serves as principal liaison between the non-management directors and management. In addition, Dr. Hudson has the ability to call special meetings of the Board, as needed. He has the authority to retain outside legal counsel or other advisors as needed by the Board. He provides a channel of communications between the directors and management, assures that directors receive timely and necessary information in advance of meetings, and receives communications from shareholders on behalf of non-management directors.

The Board believes that the allocation of responsibilities between Mr. Morris and Dr. Hudson works well, so that, with these individuals in place, it is not necessary to have a separate board chair and chief executive. Mr. Morris intends to retire as chief executive officer in late 2011, when he becomes 65 years old. Whether his successor as chief executive officer will also hold the office of chairman of the Board of Directors will be determined at the time in light of the successor’s skills and experience and other relevant considerations.

Communicating with the Board

Anyone who would like to communicate directly with our Board, our non-management directors as a group or Dr. Hudson, our Presiding Director, may submit a written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Non-Management Directors, Columbus, Ohio 43216. AEP’s Business Ethics and Corporate Compliance department will review such inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to our Board, our non-management directors as a group or our Presiding Director, as applicable.

Transactions with Related Persons

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the Board in December 2006. The written Policy is administered by the Committee on Directors and Corporate Governance. A copy of the Policy is available on our website at www.AEP.com/investors/corporategovernance.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any Director or member of the executive council or Section 16 officer of the Company, any nominee for director, any shareholder owning in excess of 5% of the total equity of the Company and any immediate family member of any such person.

The Directors and Corporate Governance Committee considers all of the relevant facts and circumstances in determining whether or not to approve such transaction and approves only those transactions that are in the best interests of the Company. The Directors and Corporate Governance Committee considers various factors, including, among other things: the nature of the related person’s interest in the transaction; whether the transaction involves arms-length bids or market prices and terms; the materiality of the transaction to each party; the availability of the product or services through other sources; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; the acceptability of the transaction to the Company’s regulators; and in the case of a non-employee director, whether the transaction would impair his or her independence or status as an “outside” or “non-employee” director.

If Company management determines it is impractical or undesirable to wait until a meeting of the Directors and Corporate Governance Committee to consummate a Transaction with a Related Person, the Chair of the Corporate Governance Committee may review and approve the Transaction with a Related Person. Any such approval is reported to the Directors and Corporate Governance Committee at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person necessarily satisfies or supersedes the requirements of the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any Related Person. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for service as a director other than accidental insurance coverage. The following table presents the compensation provided by the Company in 2010 to the non-employee directors.

Name	Fees Earned Or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($) (4)(5)(6)	Total ($)
E. R. Brooks	94,750	123,000	3,241	220,991
Donald M Carlton	84,500	123,000	3,241	210,741
James F. Cordes	84,500	123,000	2,741	210,241
Ralph D. Crosby, Jr.	84,500	123,000	741	208,241
Linda A. Goodspeed	94,750	123,000	741	218,491
Thomas E. Hoaglin	94,500	123,000	741	218,241
Lester A. Hudson, Jr.	127,000	123,000	7,741	257,741
Lionel L. Nowell III	121,000	123,000	741	244,741
Richard L. Sandor	82,000	123,000	741	205,741
Kathryn D. Sullivan	82,000	123,000	741	205,741
Sara M. Tucker	90,750	123,000	5,241	218,991
John F. Turner	94,750	123,000	741	218,491

(1)	Consists of amounts described below under Director Compensation and Stock Ownership – Annual Retainers and Fees. For Mr. Nowell compensation includes $16,250 paid for services as Chairman of the Audit Committee. With respect to Mr. Brooks, Mr. Nowell, Mr. Turner and Ms. Goodspeed compensation includes $12,750 paid for services as members of the Audit Committee for the full year, and for Ms. Tucker compensation includes $8,750 paid for services as a member of the Audit Committee for part of the year. For Dr. Hudson, Dr. Carlton, Mr. Cordes, Mr. Crosby and Mr. Hoaglin compensation includes $2,500 paid for services as members of the Human Resources Committee. For Dr. Hudson, compensation includes $11,250 paid for services as chairman of the HR Committee and $21,250 paid for services as Presiding Director. For Dr. Hudson, Mr. Hoaglin and Mr. Nowell, compensation includes $10,000 for services on an ad hoc CEO Search Committee.
(2)	Consists of awards under the Stock Unit Accumulation Plan for Non-Employee Directors in 2010 described below under Director Compensation and Stock Ownership – Stock Unit Accumulation Plan. AEP Stock Units are credited to directors quarterly, based on the closing price of AEP common stock on the payment date. The grant date fair value of these awards for a full year of service was $123,000.
(3)	Each non-employee director received 3,552 AEP stock units in 2010. See Share Ownership of Directors and Executive Officers on page 73 for the aggregate number of stock awards outstanding for each director as of February 22, 2011.

(4)	Consists of premiums for accidental death insurance and annual costs of the Central and South West Corporation Memorial Gift Program and matching gift contributions. The following table presents the components of All Other Compensation for each non-employee director:

Name	Premiums ($)	Memorial Gifts ($)	Matching Gifts ($)(6)
E. R. Brooks	741	Note 5	2,500
Donald M Carlton	741	Note 5	2,500
James F. Cordes	741	-0-	2,000
Ralph D. Crosby, Jr.	741	-0-	-0-
Linda A. Goodspeed	741	-0-	-0-
Thomas E. Hoaglin	741	-0-	-0-
Lester A. Hudson, Jr.	741	-0-	7,000
Lionel L. Nowell III	741	-0-	-0-
Richard L. Sandor	741	Note 5	-0-
Kathryn D. Sullivan	741	-0-	-0-
Sara M. Tucker	741	-0-	4,500
John F. Turner	741	-0-	-0-

(5)	AEP is continuing a memorial gift program for former Central and South West Corporation (CSW) directors and executive officers who had been previously participating in this program. The program currently has 24 participants, including the three former CSW directors listed above. Under this program, AEP makes donations in a director’s name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person’s death. AEP maintains corporate-owned life insurance policies to support portions of the program. AEP paid an annual premium of $67,659 on those policies for 2010. In addition, the Company made donations in the amount of $500,000 upon the death of one of the program’s participants.
(6)	Directors may participate in our Matching Gifts Program on the same terms as AEP employees. Under the program, AEP will match up to $2,500 per institution each year in charitable contributions from a director.

Directors Compensation and Stock Ownership

Annual Retainers and Fees.    The Board has determined that Board compensation should consist of a mix of cash and AEP stock units. In September 2010, upon the recommendation of the Committee on Directors and Corporate Governance and taking into account comparative data from Meridian Compensation Partners, LLC, the Board determined that effective October 1, 2010 (i) the amount of AEP stock units awarded to non-employee directors pursuant to the Stock Unit Accumulation Plan should increase from $120,000 annually to $132,000 annually, (ii) the amount of the annual cash retainer paid to non-employee directors should increase from $80,000 annually to $88,000 annually, (iii) the Presiding Director annual fee should increase from $20,000 to $25,000, (iv) the annual fee for the Chairman of the Audit Committee should increase from $15,000 to $20,000, (v) the annual fee for the Chairman of the HR Committee should increase from $10,000 to $15,000, (vi) the annual fee for members of the Audit Committee should increase from $12,000 to $15,000, and (vii) the annual fee for members of the HR Committee should be $10,000. Each of these cash retainers is paid in quarterly increments.

The Company believes that the standard director compensation amount compensates directors appropriately for all general services that are rendered as a director, committee member, committee chair or as Presiding Director, including education and training appropriate to the director’s responsibilities. The Company believes, however, that special compensation can be appropriate when individual directors are asked to undertake special assignments requiring a significant amount of additional time, effort and responsibility. The Board’s Special Compensation Policy provides for directors to be compensated at a daily rate when called upon to undertake special additional services beyond those contemplated by the Annual Retainer. Under the Special Compensation Policy, the Committee on Directors and Corporate Governance determines (a) the amount of any special compensation in light of the actual or anticipated time, effort and responsibility required of the director and (b) the form of special compensation, which may include a per diem fee, an hourly fee, a flat fee or any other reasonable payment or payments. Special compensation in the amount of $10,000 was paid to Dr. Hudson, Mr. Hoaglin and Mr. Nowell for their service on an ad hoc CEO Search Committee of the Board of Directors.

Expenses.    Non-employee directors are reimbursed for expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities that benefit the Company, including participation in director education programs.

Spouses may occasionally join non-employee directors on Company aircraft when a non-employee director is traveling to or from Board meetings or other business activities. The Company generally provides for, or reimburses the expenses of, the non-employee directors and their spouses for attendance at such meetings. The Board has eliminated tax gross-ups on all director perquisites.

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100% of their annual cash retainer and fees into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Stock Unit Accumulation Plan.    In 2010 the Stock Unit Accumulation Plan for Non-Employee Directors awarded $123,000 in AEP stock units. These AEP stock units are credited to directors quarterly, based on the closing price of AEP Common Stock on the payment date. Amounts equivalent to cash dividends on the AEP stock units accrue as additional AEP stock units. AEP stock units are not paid to the director in cash until termination of service unless the director has elected to further defer payment for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective September 1, 2007 through September 1, 2012, has a premium of $48,175.

Stock Ownership.    The Board considers stock ownership in AEP by Board members to be important. As noted above in Stock Unit Accumulation Plan, non-employee directors are required to defer all AEP stock units until termination of his or her directorship. As noted in Share Ownership of Directors and Executive Officers, each non-employee director of AEP owns more than 9,000 shares of AEP Common Stock and AEP stock units, except for Mr. Cordes, who was elected to the Board of Directors in September 2009.

Insurance

The directors and officers of AEP and the AEP System subsidiaries are insured, subject to certain exclusions and deductibles, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. Such insurance, effective March 15, 2010 to March 15, 2011, is provided by: Associated Electric & Gas Insurance Services Ltd., Energy Insurance Mutual Ltd., Zurich American Insurance Company, AXIS Insurance Company, Arch Insurance Company, St. Paul Mercury Insurance Company (Travelers), Westchester Fire Insurance

Company (ACE), Carolina Casualty Insurance Company (W.R. Berkley), RSUI Indemnity Company, U.S. Specialty Insurance Company (HCC Global), Scottsdale Indemnity Company (Nationwide), Arch Reinsurance, Ltd., National Union Fire Insurance Company (Chartis, formerly AIG), Allied World Assurance Company Ltd. (AWAC), Liberty Mutual Insurance Company, Houston Casualty Company (HCC Global), St. Paul Mercury Insurance Company (Travelers), Ariel Reinsurance Company, Ltd and Catlin Specialty Insurance Company (Catlin, Inc.). The total cost of this insurance is $4,324,832.

Fiduciary liability insurance provides coverage for AEP System companies and their affiliated trusts, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. Such insurance, effective March 15, 2010 to March 15, 2011, is provided by U.S. Specialty Insurance Company, AXIS Specialty Insurance Company, Energy Insurance Mutual Ltd., and Scottsdale Indemnity Company (Nationwide). The total cost of this insurance is $649,030.

2. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 26, 2011. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Proposal 2.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2010	2009
Audit Fees(1)	$11,245,000	$11,411,000
Audit-Related Fees(2)	664,000	1,680,000
Tax Fees(3)	220,000	275,000

TOTAL	$12,129,000	$13,366,000

(1)	Audit fees in 2009 and 2010 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements, including each registrant subsidiary. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 5 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.
(2)	Audit related fees consisted principally of regulatory, statutory and employee benefit plan audits. The 2009 amount included required services related to a rate filing for one of the Company’s public utility subsidiaries.
(3)	Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence, and the Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Audit Committee Report

The Audit Committee reviews AEP’s financial reporting process as well as the internal control over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The Audit Committee met nine times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent auditor. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2010. The Audit Committee has reviewed and discussed the consolidated financial statements and internal control over financial reporting with management, the internal auditor, and the independent auditor. The Audit Committee discussed with the independent auditor matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AU sec 380, Communication With Audit Committees.

In addition, the Audit Committee has discussed with the independent auditor its independence from AEP and its management, including the matters required by the applicable PCAOB requirements regarding receipt of the independent auditor’s communication with the Audit Committee concerning their independence. The Audit Committee has also received written materials addressing the independent auditor internal quality control procedures and other matters, as required by the NYSE listing standards.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Audit Committee Members

E. R. Brooks

Linda A. Goodspeed

Lionel L. Nowell, III, Chair

Sara Martinez Tucker

John F. Turner

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent auditor and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent auditor in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In 2010, all Deloitte & Touche LLP services were pre-approved by the Audit Committee.

3. Advisory Vote on Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term goals. Please read the “Compensation Discussion and Analysis” beginning on page 26 for additional details about the 2010 compensation of our named executive officers.

The HR Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its review process, the HR Committee maintains the following executive compensation practices:

•	A three-year performance period for our long-term incentive awards to encourage management to make decisions that are aligned with shareholders’ interests;

•

A three-year relative total shareholder return measure, which constitutes 50% of the performance factor for our long-term incentive awards, to further align the compensation of our executives with our performance relative to our peers;

•

A Clawback Policy that allows the Board to recoup any excess incentive compensation paid to our named executive officers and other key members of our executive team if the financial results on which the awards were based are materially restated due to misconduct of the executive;

•	Elimination of tax gross-ups on perquisites, curtailment of personal use of Company aircraft and elimination of other perquisites, including company paid country club memberships; and

•	Elimination of the reimbursement and tax gross-up for excise taxes triggered under change in control agreements issued to new participants after October 2009.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the HR Committee or our Board of Directors. Our Board of Directors and our HR Committee value the opinions of our shareholders and to the extent there is a significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the HR Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Proposal 3.

4. Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. Pursuant to the Dodd-Frank Act, this frequency vote is an advisory vote only, and it is not binding on AEP or the Board of Directors.

Although the vote is non-binding, the Board of Directors values the opinions of the shareholders and will consider the outcome of the vote when determining the frequency of the shareholder vote on executive compensation.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for AEP, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our approach of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters.

Vote Required.

The advisory vote regarding the frequency of the shareholder vote shall be determined by a plurality of the votes cast.

Your Board of Directors recommends a vote FOR ONE YEAR on proposal 4 regarding the frequency of the shareholder vote to approve the compensation of the named executive officers as required by SEC rules.

Other Business

The Board of Directors does not intend to present to the meeting any business other than the election of directors, the ratification of the appointment of the independent registered public accounting firm, the advisory vote on the compensation of the named executive officers as disclosed in this proxy statement and whether the advisory vote on the compensation of the named executive officers should occur every one, two or three years.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the proxy card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Compensation Discussion and Analysis

Highlights for 2010

Economic conditions remained extremely challenging for the Company in 2010. Power demand remained at depressed levels overall despite extremely favorable weather that bolstered retail sales. Large industrial sales began to gradually improve at the end of the second quarter but commercial sales remained flat for much of the year. The influx of shale gas also negatively impacted both the price and volume of AEP’s off-system sales. As a result of these difficult conditions, the Company undertook a restructuring that included both voluntary and involuntary employee severance programs in an effort to reduce expenses, adjust the Company’s workforce to fit reduced capital and operation and maintenance budgets, and meet the Company’s earnings commitments to shareholders. Largely as a result of these programs, the Company’s 2010 ongoing earnings improved in the second half of the year to reach $3.03 per share for 2010, which slightly exceeded the midpoint of our earnings per share (EPS) guidance range and EPS target of $3.00 per share. In addition, AEP completed 2010 without a work-related fatal employee accident, which is another significant achievement.

The HR Committee initially established threshold (0 percent of target payout), target and maximum (200 percent of target payout) points at $2.80, $3.00 and $3.20 per share, respectively. Subsequently, based on management’s recommendation, the HR Committee adopted a more demanding ongoing earnings threshold of $3.00 per share. This threshold required earnings of at least $3.00 per share for any annual incentive funding or payouts. In setting the $3.00 target, the HR Committee considered the dilutive effect of the 2009 equity issuance and the extraordinarily difficult economic conditions at the time. This was a $0.03 (or 1 percent) increase from AEP’s 2009 ongoing earnings of $2.97 per share.

AEP’s ongoing 2010 EPS of $3.03 was above the midpoint of our earnings guidance for the year and resulted in funding of 113.5 percent of the target award pool for 2010. This near target annual incentive award funding is a substantial improvement from 2009, which was a year for which no annual incentive awards were paid to executive officers. This was due to the significant EPS dilution from the Company’s equity issuance, which reduced EPS substantially below target, and to two fatal work related accidents.

In 2010, the Company continued to closely align executive officers’ total compensation opportunity with shareholders’ interests by providing a substantial percentage of it in the form of performance-based stock compensation. AEP’s three-year performance unit awards account for approximately 67 percent of Mr. Morris’ total compensation opportunity. These performance units are tied to AEP’s three year cumulative EPS and three year total shareholder return relative to the electric utility and multi-utility companies in the S&P 500.

As a result of AEP’s March 2009 equity issuance, the cumulative EPS score for the 2008-2010 performance units was below expectations at 34.0% of target. However, the relative total shareholder return measure recovered by the end of the performance period to the 43rd percentile of the comparator group, which produced a score of 77.7% of target. The EPS and TSR scores combined to produce an overall score of 55.8% of target for the 2008-2010 performance period. As a result, 55.8% of the 2008-2010 performance units outstanding at year-end vested.

The HR Committee recognizes that the Company’s executive compensation levels and practices are a subject of interest and potential concern for the Company’s stakeholders, including its shareholders, regulators and customers. As such, the HR Committee regularly reviews best practices in executive compensation and has made the changes it believes are necessary to keep the Company’s executive compensation levels and practices both market competitive and in line with best practices. For many years, the Company has had stock ownership requirements for its executive officers, issued performance-based short-term and long-term incentive awards, and has had a policy that allows the Company to claw back incentive compensation in certain circumstances. In addition, the HR Committee has made several changes to the Company’s executive compensation program in the last two years, including:

•	Freezing salaries for executives at 2008 levels for 2009 and 2010, other than for promotional increases and salary increases to offset the elimination of subsidiary company board fees,

•	Freezing target annual incentive opportunities for each salary grade, expressed as a percentage of base pay, at the 2008 level for 2009 and 2010,

•	Freezing the target long-term incentive opportunities for each salary grade, expressed as a grant date fair value, at the 2008 level for 2009, 2010 and the most recent 2011 awards,

•

Granting all new long-term incentive awards with change in control provisions that include a double trigger that provides vesting of awards only in the event of a change in control combined with a separation from service,

•	Eliminating company paid country club memberships,

•

Generally eliminating personal use of Company provided aircraft, to the extent that such use has an incremental cost to the Company, except for Mr. Morris who negotiated this as part of his employment agreement. This change also precludes successor CEOs from using company provided aircraft for personal use,

•	Eliminating tax gross-ups, except on relocation benefits,

•	Eliminating the reimbursement and tax gross-up for excise taxes triggered under change in control agreements issued to new participants after October 2009.

The HR Committee reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company. See Compensation Risk on page 9 for additional information.

Overview

The HR Committee oversees and determines AEP’s executive compensation. The HR Committee makes recommendations to the independent members of the board of directors about the compensation of the Chief Executive Officer, and those independent board members determine the CEO’s compensation.

AEP’s executive compensation programs are designed to:

•	Attract and retain a superb leadership team with market competitive compensation and benefits;

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

•	Emphasize performance-based compensation over base salary by providing a substantial majority of executive officers’ total compensation opportunities in the form of incentive compensation;

•

Align the interests of the Company’s executive officers with those of AEP’s shareholders by providing a substantial percentage of the total compensation opportunity for executive officers in the form of stock based compensation that has a value linked to AEP’s share price and other shareholder return measures;

•	Support the implementation of the Company’s business strategy by tying annual incentive awards to earnings per share targets and to the achievement of specific operating and strategic objectives;

•	Motivate and reward outstanding team and individual performance; and

•

Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation, and requiring executives to meet stock ownership requirements.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity that, on average, is equal to the median of AEP’s Compensation Peer Group of other utility companies and industrial companies, as described under Compensation Peer Group on page 29. The HR Committee’s independent compensation consultant, Pay Governance LLC (Pay Governance) participates in HR Committee meetings, assists the HR Committee in developing the compensation program and has an opportunity to meet with the HR Committee in executive session without management present during all meetings. See the Human Resources Committee Report on page 46 for additional information about the independence of Pay Governance’s advice to the HR Committee.

Compensation Program Design

The compensation program for executive officers includes base salary, annual incentive compensation, long-term incentive compensation, a comprehensive benefits program and limited perquisites. The HR Committee provides a balance of short-term and long-term incentive compensation that is consistent with the compensation mix provided by AEP’s Compensation Peer Group. For AEP’s annual incentive compensation, the HR Committee balances meeting AEP’s ongoing earnings per share target with other objectives, such as safety.

The HR Committee chose ongoing earnings per share as the funding measure for the annual incentive plan because it is strongly correlated with shareholder returns, largely reflects management’s performance in operating the Company and is the primary measure by which the Company communicates its actual and expected future financial performance to the investment community. The EPS measure is also well understood by both our shareholders and employees. We also believe that EPS growth is the primary means for the Company to create long-term shareholder value.

AEP’s long-term incentive compensation is tied to longer-term shareholder return objectives to maintain an appropriate focus on creating sustainable long-term shareholder value. Specifically, in 2010, the HR Committee awarded performance units to executive officers with three-year performance measures tied to AEP’s total shareholder return, relative to all the electric and multi-utility companies in the S&P 500 Index, and cumulative earnings per share relative to a board approved target. A cumulative earnings measure was chosen to ensure that the total earnings for all three years contribute equally to the award calculations, as opposed to assessing performance for each of the three years independently, which could encourage the sacrificing of earnings in one year to better ensure the achievement of earnings objectives in other years. The HR Committee also chose a total shareholder return measure for these awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over a three-year period relative to other large companies in our industry. The HR Committee also uses long-term incentives as a retention tool to foster management continuity by subjecting these awards to a three-year vesting period.

The HR Committee annually reviews the mix of base salary, annual incentive and long-term incentive compensation opportunity provided to executives. For 2010, 84 percent of the total compensation opportunity for the Chief Executive Officer and at least 80 percent of that for the other named executive officers was at risk in the form of incentive compensation. More than 66 percent of the 2010 target compensation opportunity for the CEO and between 65 percent and 78 percent of that for the other named executive officers is in the form of long-term, stock based incentive compensation. The ultimate value that executives realize from that compensation opportunity is therefore closely linked to AEP’s share price and dividends.

The HR Committee targets the total compensation opportunity for executives within a range of plus or minus 15 percent of the median of the Compensation Peer Group, which is the range of compensation that is generally considered to be market competitive by the HR Committee’s independent compensation consultant. The HR Committee chose the median as a target because it corresponds to the Company’s near median position within the Compensation Peer Group for various size measures, such as revenue, number of employees, and total assets. To the extent that the total compensation opportunity for an executive is above or below the peer group median, the HR Committee adjusts elements of pay over time to bring their total compensation opportunity into the market competitive range. Each year the HR Committee’s compensation consultant completes an annual executive compensation study. As of September 2010, this study found that, in aggregate, executive base salaries, total cash compensation (base salary and annual incentive compensation) and total direct compensation (total cash compensation and long-term incentives) were all well within the market competitive range.

Compensation Peer Group

The HR Committee annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets with which AEP must compete to attract and retain executives. This Compensation Peer Group is reviewed annually by the HR Committee in consultation with its independent compensation consultant. The Compensation Peer Group is chosen based on comparability in size to AEP in terms of revenues, total assets, market capitalization, number of employees and business complexity.

The Compensation Peer Group is selected to consist of an approximately equal number of utility and industrial companies. The utility companies are selected to provide a more direct comparison to companies with businesses similar to AEP’s. The HR Committee includes industrial companies outside the utility industry because AEP must also compete with industrial companies to attract and retain executives. In addition, because AEP is one of the largest U.S. utility companies based on assets and employees, the Company also includes the industrial companies in the peer group to increase the median level of assets and employees in the peer group to more closely compare to AEP. In addition to the factors mentioned above for all peer companies, the HR Committee considers the one and three year total shareholder return of potential industrial companies in selecting the peer group.

For 2010 the Compensation Peer Group consisted of the 14 large and diversified utility industry companies and the 12 general industry companies shown in the table below. The Compensation Peer Group is unchanged from the prior year.

AEP’s Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)

Centerpoint Energy, Inc.	3M Company

Constellation Energy Group, Inc.	Bristol-Myers Squibb Company

Dominion Resources, Inc.	Caterpillar Inc.

Duke Energy Corporation	CSX Corporation

Edison International	Goodyear Tire & Rubber Company

Entergy Corporation	Northrop Grumman Corporation

Exelon Corporation	PPG Industries, Inc.

FirstEnergy Corp.	Schlumberger N.V.

NextEra Energy, Inc.	Sunoco, Inc.

PG&E Corporation	Textron Inc.

Public Service Enterprise Group Inc.	Union Pacific Corporation

Sempra Energy	Weyerhaeuser Company

Southern Company (The)

Xcel Energy Inc.

The table below shows that, at the time the Compensation Peer Group data was collected in early 2010, AEP’s revenue, market capitalization, number of employees and total shareholder return for both one-year and three year periods were all near the 50th percentile of the combined peer group, while AEP’s Total Assets were above the 75th percentile.

2010 Compensation Peer Group

	Revenue ($ million)	Total Assets ($ million)	Market Capitalization ($ million)	Employees	Total Shareholder Return
					1 Year	3 Year
Summary Statistics
Combined Peer Group

25th Percentile	$11,119	$24,030	$10,281	14,075	6%	-33%
50th Percentile	$13,771	$30,630	$16,589	19,287	18%	-2%
75th Percentile	$17,064	$42,518	$26,994	37,925	31%	12%
Utility Industry Median	$12,431	$39,404	$15,603	15,091	10%	1%
General Industry Median	$17,555	$27,143	$18,634	41,125	32%	-10%
AEP	$13,489	$48,348	$17,250	21,673	22%	-5%

The HR Committee’s executive compensation consultant annually provides the HR Committee with an executive compensation study covering all executive officer positions and many other executive positions based on survey information for the Compensation Peer Group. The methodology and job matches used in this study were determined by Pay Governance based on descriptions of each executive’s responsibilities and are reviewed with the HR Committee. The standard benchmark is the median value of compensation paid by the Compensation Peer Group but the HR Committee’s compensation consultant does use other benchmarks if, in its judgment, such other benchmarks provide a better comparison based on the specific scope of the job being matched.

Broader energy and general industry data is used when sufficient data was not available in the Compensation Peer Group to provide a comparison, as was the case for Mr. Akins’ and Mr. Powers’ positions in 2010. In 2010, Pay Governance used the 75th percentile of all energy companies in the Towers Watson database with a 15 percent premium as the market benchmark for Mr. Akins’ position to provide a better comparison to both the size and breadth of his responsibilities. The 75th percentile of the utility peers was used as the market benchmark for Mr. Powers’ position to provide a better comparison to the size and scope of his responsibilities, which only exists in utility companies. These AEP positions have responsibility for substantially larger groups than matching positions in the Compensation Peer Group so good compensation benchmarks could not be provided from this sample of companies.

Executive Compensation Program Detail

Executive Compensation Component Summary.    The following table summarizes the major components of the Company’s Executive Compensation Program.

Component	Purpose	Key Attributes

Base Salary	• To provide a market-competitive and consistent minimum level of compensation

•    No regular merit increases were provided to AEP executive officers in 2010. However, salary increases were provided to 2 of the named executive officers who were promoted and to each of the named executive officers to offset eliminated subsidiary company director fees.

•    Generally, salary increases are awarded by the HR Committee based on:

•    The Company’s merit budget,

•    Sustained individual performance and competencies as assessed by each executive’s direct manager with input from other senior managers and communicated via written evaluations, performance ratings and merit increase recommendations,

•    The responsibilities, experience and future potential of each executive officer,

•    Reporting relationships, and

•    The impact that any change in base salary may have on other pay elements and the market competitiveness of the executive’s total compensation.

Component	Purpose	Key Attributes

Annual Incentive Compensation

•   To intensify executive officer focus on annual performance objectives that are critical to AEP’s success

•   To communicate these critical annual performance objectives throughout the Company in a way that distinguishes them from other objectives and makes their importance clear to all

•   Ongoing earnings per share was the 2010 funding measure,

•   Four equally weighted categories of other performance objectives were established for 2010 to communicate and align executive and employee efforts to the goals of the company throughout 2010. Although this purpose was accomplished, these performance objectives did not impact 2010 annual incentive compensation, due to the Company’s reorganization and cost cutting initiative that caused the Company to change its incentive program during the year:

•    Safety and health,

•    Operations,

•    Regulatory, and

•    Strategic initiatives.

•   Annual incentive targets are established by the HR Committee based on competitive compensation information provided by the HR Committee’s compensation consultant

•    Actual awards may vary from 0 percent to 200 percent of each executive’s annual incentive target

•   Annual incentive funding is created only if the Company exceeds ongoing EPS threshold of $3.00 for 2010

•   Individual awards are then determined by the HR Committee based on:

•    Each executive’s calculated bonus opportunity, and

•    A subjective evaluation of their individual performance for the prior year.

Component	Purpose	Key Attributes

Long-Term Incentive Compensation

•    To motivate AEP management to maximize shareholder value by linking a substantial portion of potential executive compensation directly to shareholder returns

•    To help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large long-term investments in physical assets required in our business

•    To reduce executive turnover and maintain management consistency

•    The specific performance objectives used for long-term incentive awards grant for 2010 are:

•    Three-year cumulative earnings per share relative to a board approved target, and

•    Three-year total shareholder return relative to the utilities in the S&P 500.

•    The HR Committee provided long-term incentive awards effective for 2010 in the form of three-year performance units

•    The HR Committee establishes award guidelines for each executive salary grade based on total compensation practices for similar positions in AEP’s Compensation Peer Group

•    Individual long-term incentive awards are primarily based on:

•    Individual performance,

•    Award guidelines for each salary grade established by the HR Committee,

•    Market competitive compensation levels,

•    Each executive officer’s future potential for advancement.

BASE SALARY.    In light of extremely difficult economic conditions, the HR Committee did not award merit based salary increases to any of the named executive officers for 2009 or 2010. However, the HR Committee did provide promotional increases during this two year period. Mr. Akins received a $50,000 promotional salary increase effective January 1, 2010 when he was assigned oversight responsibility for AEP’s Commercial Operations group in addition to his existing responsibilities. As reported in last year’s proxy statement, Mr. Tierney received a $50,000 salary increase in October 2009, in conjunction with his promotion to Chief Financial Officer.

The salary of each of the named executive officers was also increased effective January 1, 2010 to offset the elimination of subsidiary company director fees. These salary increases were $15,000, $15,000, $11,400, $11,400, $12,600 and $9,000 for Messrs. Morris, Tierney, English, Powers, Akins and Ms. McCellon-Allen, respectively.

Effective January 1, 2011, the named executive officers received merit increases generally in the three percent range. In addition, Mr. Akins’ received a $200,000 increase in conjunction with his promotion to AEP’s President, which brought his base salary to $750,000. Messrs. Tierney, Powers and Akins were the three final internal candidates considered by the Board of Directors as potential successors for Mr. Morris as CEO. Because the multi-year assignments Messrs. Tierney and Powers undertook as part of the succession planning and development process for the CEO position gave them experience and broad exposure that increased their value to AEP, as well as to other companies, their base salaries were both increased to $600,000.

ANNUAL INCENTIVE COMPENSATION.

Annual Incentive Targets.    The HR Committee, in consultation with its independent compensation consultant and Company management, establishes the annual incentive targets for each executive officer primarily based on compensation benchmark studies. For 2010 the HR Committee established the following annual incentive targets for each of the positions held by the named executive officers:

•	110 percent of base earnings for the CEO position (Mr. Morris),

•	75 percent of base earnings for the CFO and COO positions (Messrs. Tierney and English),

•	70 percent of base earnings for the President – AEP Utilities position (Mr. Powers), and

•	65 percent of base earnings for the EVP Generation (Mr. Akins) and for Ms. McCellon-Allen (President – SWEPCo) due to her previous service in EVP level positions.

Funding For Annual Incentive Plan.    In 2010 AEP produced ongoing EPS of $3.03, which was above the midpoint of AEP’s earnings guidance for the year. This resulted in annual incentive funding of 113.5% of the target award pool. This result was calculated by interpolation between a 100% of target payout at EPS of $3.00 and a 200% of target payout at EPS of $3.20, using EPS rounded to three decimal places of $3.027. There were no fatal employee accidents, so the fatality deduction (discussed below) did not apply for 2010.

For 2010, earnings per share reported in AEP’s financial statements were $0.50 per share lower than ongoing earnings, primarily because of:

1.	Charges incurred related to the cost-reduction program implemented in May 2010 ($185 million net of tax),

2.	The disallowance by the Virginia State Corporation Commission of the recovery of $54 million related to the Mountaineer Plant carbon capture and storage project ($34 million net of tax), and

3.	The effect of the enactment of the federal Patient Protection and Affordable Care Act, resulting in an unfavorable $21 million change in the tax treatment of post-employment health care costs associated with future reimbursement of Medicare Part D retiree prescription drug benefits.

See our Form 8-K filed on January 28, 2011 announcing 2010 fourth quarter and year-end earnings for a reconciliation of ongoing and reported EPS.

Annual Performance Objectives.    For 2010 the HR Committee developed a balanced scorecard to tie annual incentive awards for AEP’s executive team to four areas of performance: safety, operating performance, regulatory performance and strategic initiatives. This balanced scorecard served as a tool to communicate and align the efforts of executive officers and other employees with the performance measures included on the scorecard. The balanced scorecard focused on the following four categories.

Safety and Health.    Maintaining the safety of AEP employees, customers and the general public is always the primary consideration, and safety is an AEP core value. We measure this using employee and contractor recordable case rate in accordance with the methodology prescribed by the Occupational Safety and Health Administration (OSHA) for recordable incidents. We also measure incident severity rate portion by the number of lost and restricted duty work days per 200,000 work hours. Wellness improvement was measured by improvement in the completion rate for AEP’s Wellness Program by employees and spouses participating in AEP’s medical plan. In addition to these measures, the HR Committee also established a fatality deduction, which is discussed below.

Operations.    The HR Committee also tied 25% of the scorecard to the operating performance of AEP’s assets. This category measures the reliability of our wires assets, the equivalent forced outage rate for our generating plants and our performance on planned generating plant outages. The reliability measure is the system average incident duration index (SAIDI), which is a standard measure in our industry. The equivalent forced outage rate is an indicator of the extent to which our plants ran reliably during the year. The Operations category also included AEP’s environmental goal, which is a measure of the number of major formal notices of violation of environmental regulations.

Regulatory.    Investments in our business depend on obtaining satisfactory and appropriate rates of return on our regulated businesses in all the jurisdictions in which we operate. Therefore, the HR Committee tied 25% of the scorecard to AEP’s overall success in achieving rate recovery in regulatory proceedings at the Federal Energy Regulatory Commission and state public utility commissions. In 2010 AEP secured $329 million in new rate recovery.

Strategic.    The remaining 25% of the executive council scorecard was tied to strategic initiatives for 2010, including an environmental policy, planning and leadership measure. Strategic initiatives also included Diverse Candidate Placement Rate which measures the rate of AEP’s female and minority hiring compared to the availability of female and minority candidates for the position opportunities AEP expected to have available in 2010.

The above balanced scorecard goals were maintained throughout the year and produced an overall score above target for 2010.

2010 Award Calculation.    Due to AEP’s reorganization and cost cutting initiative it was impractical to revise and track all the goals established for each of AEP’s business units for 2010. In light of these unusual circumstances, in July 2010 all business unit scorecards were suspended for the year and replaced with the executive council scorecard for all employees. Because all business units, including AEP’s Executive Council, shared the same goals for 2010, and those goals were measured on a company-wide basis, there was no differentiation in incentive plan funding between business units. As a result, the score was the same for each business unit, including executive officers. Therefore, the annual incentive funding was equal to the EPS Funding score for all groups.

Deductions.    The HR Committee again established a fatality deduction for 2010 that would have deducted 25% of target score from the final score for executive officers if the Company experienced a fatal work related employee accident. Because AEP did not have a work-related employee fatality in 2010, the fatality deduction did not apply.

The calculated bonus opportunity is shown in the chart below for each named executive officer. This is the starting point for determining annual incentive awards. The HR Committee then evaluates the individual performance of each named executive officer to determine the actual awards, which are also shown in the table below for 2010.

Name	2010 Base Earnings		Annual Incentive Target %		Overall Performance Score		Calculated Bonus Opportunity	2010 Actual Awards
Michael G. Morris	$1,265,346	x	110%	x	113.5%	=	$1,579,785	$1,579,785

Brian X. Tierney	$464,577	x	75%	x	113.5%	=	$395,471	$425,000

Robert P. Powers	$521,663	x	70%	x	113.5%	=	$414,461	$420,961

Nicholas K. Akins	$512,121	x	65%	x	113.5%	=	$377,818	$365,000

Carl L. English	$561,663	x	75%	x	113.5%	=	$478,116	$450,000

Venita McCellon-Allen	$409,208	x	65%	x	113.5%	=	$301,893	$283,780

The HR Committee believes that annual incentive compensation should not be based purely on a formulaic calculation, such as that shown in the Calculated Bonus Opportunity column above, but should instead be adjusted from this starting point to reflect each executive’s individual performance and contribution. Based on recommendations from each executive officer’s manager focusing on the subjective evaluation of their individual performance and contribution, particularly with respect to the executive council scorecard goals, the HR Committee approved the annual incentive awards shown in the Actual Awards column for 2010.

LONG-TERM INCENTIVE COMPENSATION.

AEP annually reviews the mix of long-term incentive compensation it provides its executives. The HR Committee grants long-term incentive awards on a fixed annual cycle that currently takes place at its December meeting following its annual executive compensation review. It is a long-standing HR Committee practice to consider the impact of any recent and upcoming Company announcements and financial disclosures that may impact AEP’s share price, as well as AEP’s current stock price itself, when determining the number of shares, units or options to grant under AEP’s long-term incentive program.

The HR Committee establishes award guidelines for each executive salary grade based on market competitive total compensation for similar positions in AEP’s Compensation Peer Group. Individual long-term incentive awards are determined by the HR Committee, or, for the CEO, by the independent members of the Board. These determinations are made based on:

•	Award guidelines for each salary grade established by the HR Committee, which creates an overall award pool that AEP management and the HR Committee use in determining awards,

•

Individual performance assessments. However, any positive discretionary adjustments based on individual performance must generally be offset by negative adjustments to avoid exceeding the above award pool,

•

Individual executive’s total direct compensation relative to market competitive compensation for his or her position as shown in the annual executive compensation study conducted by the HR Committee’s executive compensation consultant, and

•	The executive officers’ future potential for advancement.

The HR Committee also regularly reviews tally sheets for the named executive officers that show the potential future payout of outstanding equity awards. These tally sheets show the extent to which the value of the potential payout from all outstanding equity awards is linked to changes in AEP’s stock price and the value likely to be paid from all outstanding equity awards taking the Company’s performance and condition into consideration. The tally sheets also show whether the value that executive officers have already received from vested equity awards is so large as to significantly reduce the need for or effectiveness of any future equity awards. The HR Committee may reduce equity awards to any or all executives if they were to find that any of these considerations or any other consideration warrant doing so.

Performance Units.

The HR Committee granted performance unit awards, effective in 2010 to each named executive officer as follows:

Name	Number of Performance Units Granted
Mr. Morris	155,000
Mr. Tierney	35,060
Mr. Powers	36,810
Mr. Akins	27,040
Mr. English	52,590
Ms. McCellon-Allen	24,540

These performance unit awards provide total direct compensation to executives in an aggregate that is within the market competitive range. Differences between the awards for individual executives primarily reflect differences in salary grade. Mr. Akins’ award includes 750 units granted on January 26, 2010 because of a promotional increase in his salary grade.

Recipients must remain employed by AEP through the end of the vesting period to receive a payout unless they retire, are severed by the Company as part of a consolidation, restructuring or downsizing, in which case they receive a prorated payout based on the number of months they actively worked or are terminated in conjunction with a change in control. Dividends are reinvested in additional performance units. The total number of performance units held at the end of the performance period is multiplied by the weighted score for the two performance measures shown below to determine the award payout; however, the maximum score for each performance measure is 200 percent.

Performance Measures for 2010 – 2012 Performance Units

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3-Year Cumulative Earnings Per Share	50%	$8.39 (0% payout)	$9.32 (100% payout)	$10.25 (200% payout)

3-Year Total Shareholder Return vs. S&P Electric and Multi Utilities	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

On December 31, 2010 performance units granted for the 2008—2010 performance period vested. The combined score for the 2008-2010 performance period was 55.8% of target. See page 56 under the Option Exercises and Stock Vested Table for additional information about the vesting of these performance units.

Restricted Stock Units.

In August 2010 the HR Committee granted 41,380 restricted stock units to each of Messrs. Akins, Powers and Tierney and Ms. McCellon-Allen. These executives were the four internal candidates considered as likely successors to AEP’s CEO position. These awards had a grant date fair value of $1,500,025 and will vest, subject to the participant’s continued AEP employment, in equal installments on the third, fourth and fifth anniversary of the grant date.

2011 Long-Term Incentive Awards.

In keeping with the HR Committee’s long-standing practice, in December 2010 it granted long-term incentive awards effective January 1, 2011 to the named executive officers. These awards were granted as part of AEP’s regular year-end grant date cycle. The grant date fair value was comprised of 60% performance unit awards for the 2011-2013 performance and vesting period and 40% restricted stock units (RSUs). The RSUs vest, subject to the executive’s continued employment, in three equal installments on May 1, 2012, May 1, 2013 and May 1, 2014, respectively. The HR Committee changed its practice from granting long-term incentive awards exclusively in performance units to better ensure retention of AEP’s management team following a nearly 11.5 percent overall reduction in employment at all levels of the organization and in anticipation of a change in AEP’s leadership in 2011 with the planned retirement of Mr. Morris. In addition, RSUs were added to:

•	Better reflect the mix and diversity of long-term incentive awards provided by the companies in AEP’s Compensation Peer Group, and

•	Provide a more consistent retention incentive during periods of economic instability.

In addition, both the 2011 performance unit and restricted stock unit awards were granted with change in control provisions that include a double trigger that provides earlier vesting of awards only in the event of a change in control combined with a separation from service. The restricted stock unit awards granted for 2011 also include a two year post retirement holding requirement for senior executives who are subject to mandatory retirement.

Stock Ownership Requirements.

The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and encourages long-term management strategies that benefits shareholders. Therefore, the HR Committee requires senior executives (currently 46 individuals) to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership levels for each executive salary grade and periodically adjusts these levels. Executives are generally expected to achieve their stock ownership requirements within five years. Due to promotions and changes in ownership requirements, executives may have multiple stock ownership requirements.

AEP’s stock ownership requirements are specified as a fixed number of shares or share equivalents for executives in each salary grade. At the time the stock ownership requirements were established, their value was equal to three times base salary for the CEO and two to two and one-half times base salary for the other named executive officers. The highest minimum stock ownership requirement assigned to each of the named executive officers, and their holdings at December 31, 2010, are shown in the table below.

Name	Highest Minimum Stock Ownership Requirement as of 12/31/2010 (Shares)	AEP Stock and Share Equivalent Holdings on 12/31/2010
Mr. Morris	109,300	452,100	(1)
Mr. Tierney	52,700	94,680
Mr. Powers	52,700	103,442
Mr. Akins	35,300	72,494
Mr. English	62,900	85,914
Ms. McCellon-Allen	35,300	76,655

(1)	Includes 66,667 unvested restricted shares that will vest, subject to Mr. Morris’s continued employment, on November 30, 2011.

If a participant has failed to meet all of their minimum stock ownership requirements, that executive’s performance units are mandatorily deferred into AEP Career Shares to the extent necessary to meet such requirements. AEP Career Shares are phantom stock units whose rate of return is equivalent to the total return on AEP stock with dividends reinvested. In addition, to the extent an executive has not met a minimum stock ownership requirement within five years of the date it was assigned, the executive is subject to:

•	Mandatory deferral into AEP Career Shares of up to 50% of their annual incentive compensation award, and

•	A requirement to retain the AEP shares realized through stock option exercises (net of shares redeemed to satisfy exercise costs and tax withholding requirements).

AEP Career Shares are not paid to participants until after their AEP employment ends.

BENEFITS.

AEP generally provides the same health and welfare benefits to named executive officers as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation.

AEP’s named executive officers participate in the same pension and savings plans as other eligible employees. These include tax-qualified and non-qualified defined contribution and defined benefit plans, as well as a Stock Ownership Requirement Plan that AEP maintains to provide a tax deferred method for senior executives to meet their minimum stock ownership requirements. AEP’s non-qualified retirement benefit plans are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans except for the limits imposed by the Internal Revenue Code on those tax-qualified plans. As a result, the non-qualified plans allow eligible employees to accumulate higher levels of replacement income upon retirement than would be allowed under the tax-qualified plans alone.

The HR Committee recognizes that the non-qualified plans result in the deferral of the Company’s income tax deduction until such benefits are paid, but the HR Committee believes that executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees and that these benefits are prevalent among similar companies.

The non-qualified plans also provide contractual benefits such as the starting balance credit of $2,100,000 and an increased credit rate under AEP’s pension program that Mr. Morris negotiated as part of his employment contract when he joined AEP. The increased pension benefits were provided to Mr. Morris to replace pension benefits that he otherwise could have earned from his prior employer. Some executive officers that were recruited to AEP have also negotiated additional years of credited service or an increased credit rate to offset pension benefits that they would have been able to earn from prior employers due to their length of service to those companies.

The Company and the HR Committee believe that AEP’s continued use of its qualified and non-qualified retirement plans (including the enhancements offered through the nonqualified plans) is consistent with competitive practice and necessary to attract executives. The HR Committee does, however, limit both the amount and types of compensation that are included in the qualified and non-qualified retirement plans because it believes that compensation over certain limits and certain types of compensation should not be further enhanced by including it in retirement benefit calculations. Therefore:

•	Long-term incentive compensation is not included in the calculations that determine retirement and other benefits under AEP’s benefit plans,

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary, and

•	Eligible compensation is also limited to $2 million under the non-qualified Supplemental Retirement Savings Plan.

AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary.

For executives who relocate, AEP provides relocation assistance that is intended to offset their moving expenses. It includes reimbursement of expenses related to the purchase and sale of a home; the purchase of their home at its appraised value if it does not sell within 90 days or a 2% home sale bonus if it does sell; a payment to offset a loss on sale of their existing home, if applicable; and a fixed payment for travel costs, temporary living expenses and miscellaneous relocation expenses. This policy enables AEP to obtain high quality new hires and to relocate internal candidates as needed.

PERQUISITES.

AEP provides limited perquisites that help executives conduct Company business. The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of AEP’s resources. The HR Committee also periodically reviews the value of perquisites provided to each named executive officer.

During 2010 the Company provided personal use of corporate aircraft to Mr. Morris. While the HR Committee believes that the enhanced security, travel flexibility and reduced travel time that corporate aircraft provide for personal travel benefits the Company, the HR Committee is also sensitive to concerns regarding the expense of corporate aircraft and the public perception regarding personal use of such aircraft. Accordingly, effective October 2009, the HR Committee generally prohibited personal use of corporate aircraft that has an incremental cost to the Company, except for Mr. Morris, who negotiated the use of corporate aircraft for personal travel as part of his employment agreement. However, the HR Committee has offset Mr. Morris’ compensation opportunity by an amount approximating the incremental cost to the Company of his personal use of corporate aircraft above that of other CEOs in AEP’s Compensation Peer Group. Taxes are withheld on the value of executive personal use of corporate aircraft in accordance with IRS standards. AEP does not provide a gross-up for these taxes.

The Company occasionally allows spouses to accompany executives on trips using business aircraft if there is no incremental cost to the Company, such as when a spouse accompanies an executive on a business trip. Taxes are withheld on the value of executive spouse travel on corporate aircraft in accordance with IRS standards, and AEP does not provide a gross-up for these taxes.

AEP provides executives with independent financial counseling and tax preparation services to assist executives with financial planning and tax filings. Income is imputed to executives and taxes are withheld for financial counseling and tax preparation services. No tax gross-ups are provided.

Other Compensation Information

Recoupment of Incentive Compensation.

The Board believes that incentive compensation should be reimbursed to the Company if, in the Board’s determination:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected,

•	The officer from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction, and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

The Board adopted this policy in February 2007, and the HR Committee has directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for the Company’s ability to obtain such reimbursement. The Company will seek reimbursement, if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case or if the applicable legal requirements impose more stringent requirements on AEP to obtain reimbursement of such compensation. AEP may also retain any deferred compensation previously credited to the executive if, when and to the extent that it otherwise would become payable. This right to reimbursement is in addition to, and not in substitution for, any and all other rights AEP might have to pursue reimbursement or such other remedies against an executive for misconduct in the course of employment by AEP or otherwise based on applicable legal considerations.

Role of the CEO with Respect to Determining Executive Compensation.    The HR Committee has invited the CEO to attend all HR Committee meetings. The HR Committee regularly holds executive sessions without the CEO or other management present to provide a confidential avenue for any concerns to be expressed. The CEO, in his role as Chairman of the Board, has the authority to call a meeting of the HR Committee.

The CEO has assigned AEP’s Senior Vice President – Shared Services, Vice President – Human Resources and Director – Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and the Committee’s independent compensation consultant (Richard Meischeid of Pay Governance) to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs in keeping with the objectives established by the HR Committee. The management supporting the HR Committee also meets with the CEO, the HR Committee Chairman and Mr. Meischeid prior to meetings to review and finalize the meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Mr. Meischeid in attendance. Likewise, Mr. Meischeid regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialog and exchange of ideas is important to the development and implementation of a successful executive compensation strategy. The CEO did not retain any outside compensation consulting services or otherwise seek compensation advice regarding AEP’s executive compensation and benefits.

Mr. Morris discusses the individual performance of all the named executive officers with the HR Committee and recommends their compensation to the HR Committee. As CEO, he also has substantial input into the development of employment offers for outside candidates for executive positions, although all employment offers for executive officer positions require the approval of the HR Committee.

The CEO does not play any role in determining or recommending director compensation but he does generally attend meetings of the Directors and Corporate Governance Committee, which is responsible for developing a recommendation to the full Board as to the compensation of non-management directors. In 2010 the Directors and Corporate Governance Committee hired an outside compensation consultant (Meridian Compensation Partners, LLC), which is independent from both the Company and the HR Committee’s executive compensation consultant, to help it meet this responsibility. The Board of Directors makes the final determination on directors’ compensation.

Change In Control Agreements.    The HR Committee provides change in control agreements to all the named executive officers to help align the interests of these executives with those of AEP’s shareholders by mitigating the financial impact if their employment is terminated as a result of a change in control. The HR Committee also considers change in control agreements as an important tool in recruiting external candidates for certain executive positions. The HR Committee limits participation to those executives whose full support and sustained contributions in the course of a lengthy and stressful possible corporate transaction would be critical to the successful completion of a change in control. As of December 31, 2010 there were 17 executives who have change in control agreements.

While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit top performers away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. Therefore, the HR Committee uses these agreements to provide security and protection to officers in such circumstances for the long-term benefit of the Company and its shareholders.

The Board has adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus annual incentive compensation. In consultation with its independent executive compensation consultant, the HR Committee periodically reviews change in control agreement practices for similar companies, including the companies in our Compensation Peer Group. The HR Committee has found that change in control agreements are common among these companies, and that 2.99 is the most common multiple for executive officers. Therefore, the HR Committee approved change in control multiples of 2.99 times base salary and bonus for all of the named executive officers. Other executives covered by change in control agreements may have a lesser multiple of 2.0 times their base salary and target annual incentive award. All AEP change in control agreements have a “double trigger,” which is a change in control accompanied by an involuntary termination or constructive termination within two years.

If the payments made to a named executive officer on account of his or her termination exceed certain amounts, the Company may not be able to deduct the payments for federal income tax purposes and the named executive officer could be subject to a 20% excise tax on such payments. The excise tax is in addition to the executive’s regular payroll and income taxes. Change in control agreements entered into prior to November 2009 offset the effect of the excise tax with a “gross-up” payment that reimburses executives for the excise tax. However, the total benefit that an executive would receive by reason of the change in control will be reduced by up to 5% if that reduction would avoid the excise tax. The gross-up payment to reimburse the executive for these excise taxes is no longer being included in change in control agreements entered into with new participants after October 2009.

In the event of a change in control, a pro-rata portion of outstanding performance units for performance periods beginning before 2011 would vest and would be paid at a target performance score. For performance periods beginning on or after January 1, 2011, a double trigger was added to performance unit awards. This double trigger requires the termination of a participant’s employment under defined circumstances within one year after a change in control in order for a pro-rata portion of their outstanding performance unit awards to vest and be paid at the target performance score.

All outstanding restricted stock unit awards granted effective before January 1, 2011 vest in the event of a change in control. A double trigger was also added to restricted stock unit awards granted effective on or after January 1, 2011. This double trigger requires that a participant’s employment be terminated under defined circumstances within one year after a change in control in order for all of their outstanding restricted stock units to vest.

Other compensation and benefits provided to executive officers in the event their employment is terminated as a result of a change in control are consistent with that provided in the event a participant’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations.    AEP maintains a severance plan that provides two weeks of base pay per year of service to all employees, including executive officers, if their employment is terminated due to a consolidation, restructuring or downsizing, subject to the employee’s agreement to waive claims against AEP. Mr. Morris’s employment agreement, however, provides him a severance payment equal to two times his annual base salary in the event of his severance. In addition, our severance benefits for all employees include outplacement services and access to health benefits at a reduced net cost for up to 18 months (or until age 65 for employees who are at least age 50 with 10 years of service at the time of their severance).

Named executive officers and other employees remain eligible for an annual incentive award based on their eligible pay for the year, which reflects the portion of the year that they worked, if they separate from service prior to year-end due to their retirement; severance attributed to restructuring, consolidation or downsizing; or death.

A prorated portion of outstanding performance units vest if a participant retires, which is defined as a termination other than for cause after the executive reaches age 55 with five years of service or if a participant is severed. Mr. Morris, Mr. English and Mr. Powers were retirement eligible in 2010. A prorated portion of outstanding performance units would also vest to a participant’s heirs in the event of their death.

In 2010, executive officers are also entitled to one year of continued financial counseling service in the event they are severed from service as the result of a restructuring, consolidation or downsizing. In the event of their death, their spouse or the executor of their estate would be eligible for this benefit. For 2011, this benefit was reduced to 6 months of continued financial counseling service in the event of termination due to severance or death.

Insider Trading and Hedging.

The Company maintains an insider trading policy that prohibits directors and officers from directly hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and officers from placing AEP stock in margin accounts without the approval of the Company. The Company is unaware of any executive officer who has attempted to directly or indirectly hedge the economic risk associated with minimum stock ownership requirements. The Company is also not aware of any executive officer or director who has pledged or otherwise encumbered their shares of AEP stock.

Tax Considerations.

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next three highest paid named executive officers, other than the Chief Financial Officer. The HR Committee considers the limits imposed by Section 162(m) when designing compensation and benefit programs for the Company and its executive officers. Because the annual incentive compensation awarded in 2010 was performance based and awarded by a committee of independent outside directors pursuant to the Senior Officer Incentive Plan (the SOIP), which was approved by shareholders, its deductibility is not subject to the Section 162(m) limit. The HR Committee established 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the performance measure for the 2010 SOIP and further allocated a specific percentage of Adjusted Income to each executive officer. In this way, the HR Committee retains the flexibility to make awards that are based on individual performance in a way that is consistent with the requirements for tax deductibility by the Company under section 162(m) of the Internal Revenue Code. In no case did the annual incentive awards paid for 2010 exceed the maximum award provided under the SOIP. Amounts paid to the named executive officers for vested performance units, which were granted under the shareholder approved Long-Term Incentive Plan, also are not subject to the deductibility limit because they are performance based.

AEP’s restricted shares and restricted stock units are not considered to be performance based under Section 162(m). Therefore, any amounts attributable to those restricted shares and units are not tax deductible if and to the extent that they cause the compensation of the covered executive officer to exceed $1,000,000 for the year.

By meeting the requirements for performance based compensation under Section 162(m) for annual incentive compensation and performance units, these payments are eligible for deduction. The HR Committee intends to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to named executive officers, while maintaining sufficient flexibility to award appropriate incentives to named executive officers.

In addition, Sections 280G and 4999 of the Internal Revenue Code limit income tax deductions for the Company and impose excise taxes on named executive officers who receive payments in excess of a defined limit upon a change in control. As discussed under “Potential Payments upon Termination or Change in Control of the Company” on page 63, certain payments to the named executive officers may be reduced to a limited extent to avoid the imposition of the excise tax, but payments to the named executive officers in connection with a change in control may be subject to these taxes (and loss of tax deductions).

Finally, Section 409A of the Internal Revenue Code imposes additional taxes on named executive officers whose deferred compensation fails to comply with Section 409A. The Company has reviewed its compensation arrangements to help ensure they comply with applicable Section 409A requirements.

Human Resources Committee Report

Membership and Independence.    The HR Committee had five members in 2010. The Board has determined that each member of the HR Committee is an independent director, as defined by the New York Stock Exchange listing standards. Each member of the HR Committee attended professional development training in 2010 that addressed topics of specific relevance to public company compensation committees.

Purpose.    The primary purpose of the HR Committee is to provide independent oversight of the compensation and human resources policies and practices of the Company. The primary objective of the HR Committee with respect to executive compensation is to ensure that executive officers and other key employees are compensated in a manner that is consistent with the Company’s business strategy, risk tolerance, competitive practices, internal equity considerations, and Company and Board policies.

Functions and Process.    The HR Committee operates under a written charter reviewed, modified and adopted annually by the Board. This charter is available on AEP’s web-site at www.AEP.com/investors/corporategovernance.

The HR Committee annually reviews AEP’s executive compensation in the context of the performance of management and the Company. The HR Committee reviews and approves the compensation for all officers at the senior vice president level and above and other key employees. With respect to the compensation of the CEO, the HR Committee is responsible for making compensation recommendations to the independent members of the Board, who review and approve the CEO’s compensation.

In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2010, including:

•	Establishing annual and long-term performance objectives for senior executives,

•	Assessing the performance of the CEO, other senior executives and the Company relative to those established performance objectives,

•	Conducting an evaluation of the CEO based on written comments from board members, senior AEP management, Mr. Morris’ direct reports and the audit firm partner overseeing AEP’s external audit,

•	Determining the mix of base salary, short-term incentives and long-term equity based compensation to be provided to executives,

•	Reviewing the design of the Company’s long-term incentive program and changing the mix of long-term incentive awards to better meet the Company’s current needs,

•	Reviewing an analysis of executive compensation for all senior executives, including the named executive officers,

•	Reviewing and approving the base salaries, annual incentive awards and long-term incentive award opportunities for all senior executives,

•	Reviewing and approving the major elements of the Company’s benefits and perquisites,

•	Evaluating whether and how the design of the Company’s executive compensation programs and practices affect risk taking,

•	Reviewing and approving the major terms of employment, change in control and any other special agreements with executives,

•	Reviewing the Company’s workforce safety efforts and results,

•	Reviewing the senior management succession plan, including succession candidates for the CEO position,

•	Reviewing and approving reports to shareholders regarding executive compensation, and

•	Selecting and engaging a compensation consultant to provide objective and independent advice to the HR Committee.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders, such as AEP’s customers, employees, and the communities in which AEP operates, in addition to those of AEP’s shareholders. For example, the HR Committee tied 2010 annual incentive compensation for all executive officers to measures that included employee safety, while also tying funding for annual incentive compensation to AEP’s earnings per share.

In determining executive compensation, the HR Committee considers all relevant factors, including:

•	Company performance,

•

The CEO’s individual performance, based, in part, on a leadership assessment that specifically covers integrity and ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and leadership of the board of directors,

•	Individual performance and compensation recommendations for other executive officers as assessed by the CEO and their direct manager,

•	Market competitive compensation survey information from the executive compensation study conducted by the HR Committee’s independent compensation consultant,

•	Succession planning,

•	The responsibilities and experience of each senior officer,

•	Compensation history,

•	The impact salary changes may have on other elements of total rewards,

•	The impact of compensation on risk taking,

•	The expense implications of any changes, and

•	Tally sheets, showing multiple views of each of the named executive officer’s total compensation.

2011 Changes.    During 2010 the HR Committee changed the mix of awards to be issued for 2011 and future years to executive officers and other AEP management under its regular annual long-term incentive program. It will provide 40% of the value in restricted stock units and 60% of the value in performance units, rather than 100% in performance units. This change was made to provide a stronger retention incentive and more market competitive compensation during both up and down cycles. This change also brings AEP’s long-term incentive award mix closer to that of the companies in AEP’s Compensation Peer Group. The restricted stock unit awards include a two year post retirement holding requirement for senior executives who are subject to mandatory retirement. This post retirement holding period was introduced to mitigate the risk created near the end of an executive’s career when many long-term incentive awards lose some of their capacity to encourage decision making in the long-term interests of the Company.

In addition, the HR Committee changed the terms under which long-term incentive awards are granted effective for 2011 and future years to implement double trigger vesting in the event of a change in control of the Company. This double trigger requires that a participant’s employment be terminated under defined terms for special vesting to apply in the event of a change in control.

The HR Committee’s Independent Compensation Consultant.    In January 2010 the HR Committee reengaged Towers Watson, with Richard Meischeid as its lead consultant, to provide recommendations to the HR Committee regarding AEP’s executive compensation and benefit programs and practices. Mr. Meischeid is a nationally recognized executive compensation consultant. Prior to May 2010 he was a Principal with Towers Watson. In May 2010 Mr. Meischeid left Towers Watson and became a Managing Partner at Pay Governance. The HR Committee then engaged Pay Governance, with Mr. Meischeid as its lead consultant, to provide it with executive compensation consulting services. The HR Committee is authorized to retain and terminate consultants and advisors without management approval, and has the sole authority to approve their fees. Among other assignments, the HR Committee’s consultant provides an annual executive compensation study and a report on current executive compensation and benefits trends within the electric utility industry and among U.S. industrial companies in general. In 2010, the Company paid $56,923 for executive compensation consulting services provided to the HR Committee by Towers Watson and $54,959 for such services provided by Pay Governance.

The HR Committee annually assesses and discusses the performance and independence of its executive compensation consultant. In January 2010 as part of this assessment and prior to

Mr. Meischeid leaving Towers Watson to form Pay Governance, the HR Committee considered the extent of other business that Towers Watson performed for AEP and reviewed the safeguards that were in place to ensure the independence of the advice they received. After reviewing the cost of the work Towers Watson performs for the HR Committee and other work performed for AEP, the HR Committee concluded that, although Towers Watson performed an extensive amount of other services for the Company, adequate barriers and safeguards were in place to ensure that Mr. Meischeid’s and Towers Watson’s executive compensation recommendations were not in any way influenced by this other business. Company management engaged Towers Watson to provide these other services, and during 2010 paid $1,244,785 for these services.

As of May 2010 any concern about other business creating the potential for a conflict of interest has been eliminated because Pay Governance has not performed and will not be hired to perform any work for AEP other than that which is related to their engagement by the HR Committee.

The Committee also annually reviews the performance and objectivity of its executive compensation consultant and found in all cases that the advice provided was of a high quality and appropriate for the Company. The HR Committee further concluded that Mr. Meischeid was not unduly influenced by AEP management and was providing objective and independent advice. Neither Pay Governance nor Towers Watson have or had any role in recommending director compensation. The HR Committee regularly holds executive sessions with Mr. Meischeid to help ensure that it receives full and independent advice.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in the Company’s proxy statement to be filed in connection with the Company’s 2011 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Human Resources Committee Members

Donald M. Carlton

James F. Cordes

Ralph D. Crosby, Jr.

Thomas E. Hoaglin

Lester A. Hudson, Jr., Chair

Executive Compensation

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman and Chief Executive Officer, our Executive Vice President and Chief Financial Officer and four other highly compensated executive officers, to whom we refer collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Michael G. Morris—	2010	1,270,442	—	5,321,150	—	1,579,785	341,768	512,969	9,026,114
Chairman of the board	2009	1,254,808	—	5,265,750	—	—	446,490	572,230	7,539,278
and chief executive officer	2008	1,259,615	—	5,955,000	—	1,654,071	330,564	818,438	10,017,688

Brian X. Tierney—	2010	467,365	—	2,703,635	—	425,000	180,228	29,456	3,805,684
Executive Vice President	2009	401,539	—	857,866	—	—	124,813	69,767	1,453,985
and Chief Financial Officer	2008	403,077	—	816,550	—	665,000	117,421	61,134	2,063,182

Robert P. Powers—	2010	523,844	—	2,763,712	—	420,961	511,871	34,569	4,254,957
President-AEP Utilities	2009	511,961	—	1,213,530	—	—	692,065	68,442	2,485,998
	2008	513,923	—	1,396,805	—	415,000	175,962	84,475	2,586,165

Nicholas K. Akins(6)—	2010	515,056	—	2,429,269	—	365,000	114,757	35,161	3,459,243
President	2009	451,731	—	857,866	—	—	129,664	61,652	1,500,913
	2008	440,961	—	915,164	—	340,000	54,428	58,093	1,808,646

Carl L. English—	2010	563,998	—	1,805,415	—	450,000	74,119	35,475	2,929,007
Vice Chairman	2009	552,115	—	1,848,128	—	—	108,781	74,965	2,583,989
	2008	554,231	—	2,136,178	—	450,000	88,541	69,837	3,298,787

Venita McCellon-Allen(7)—	2010	410,919	—	2,342,483	—	283,780	88,287	49,564	3,175,033
President & COO SWEPCo	2009	401,539	—	857,866	—	—	116,112	63,760	1,439,277
	2008	395,139	—	915,164	—	317,192	107,770	48,677	1,783,942

(1)	Amounts in the salary column are composed of executive salaries and additional days of pay earned for years with more than the standard 260 calendar work days and holidays.
(2)	The amounts reported in this column reflect the total grant date fair value, calculated in accordance with FASB ASC Topic 718, of performance units and restricted stock units granted under our Long-Term Incentive Plan. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating these amounts. The value realized for the performance units, if any, will depend on the Company’s performance during a three-year performance and vesting period. The potential payout can range from 0% to 200% of the target number of performance units, including reinvested dividends, multiplied by the average closing price of AEP common stock for the last 20 trading days of the performance period. Therefore, the maximum amount payable is equal to 200% of the target award, plus an amount equal to any reinvested dividends on the performance units multiplied by the percentage increase in AEP’s share price from the grant or reinvestment date. For further information on these awards, see the Grants of Plan-Based Awards Table on page 50 and the Outstanding Equity Awards at Fiscal Year-End Table on page 54.

The 2010 amounts also include 41,380 restricted stock units awarded in August 2010 to Messrs. Akins, Powers and Tierney and Ms. McCellon-Allen. The maximum amount payable for the restricted stock units is equal to the award plus an amount equal to reinvested dividends multiplied by the percentage increase in AEP’s stock price from the grant or reinvestment date.

(3)	The amounts shown in this column are annual incentive awards made under the Senior Officer Incentive Plan for the year shown. At the outset of each year, the HR Committee sets annual incentive targets and performance criteria that are used after year-end to determine if and the extent to which executive officers may receive annual incentive award payments under this plan.
(4)

The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. See the Pension

Benefits Table on page 57, and related footnotes for additional information. No named executive officer received preferential or above-market earnings on deferred compensation. See Note 8 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2010, for a discussion of the relevant assumptions.

(5)	A detailed breakout of the amounts shown in the All Other Compensation column for 2010 is shown below. These amounts include Company contributions to the Company’s Retirement Savings Plan and the Company’s Supplemental Retirement Savings Plan.
For Mr. Morris, the amount shown for 2010 includes the aggregate incremental cost associated with his personal use of Company-provided aircraft of $444,737. This amount is the incremental cost to the Company for his personal use of Company-provided aircraft, including all operating costs such as fuel, a maintenance reserve for the hours flown, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, the lease costs for Company aircraft and the cost of maintenance not related to personal trips, are excluded. For proxy reporting purposes, personal use of corporate aircraft includes the incremental cost of relocating aircraft to accommodate personal trips and the incremental costs of flights for Mr. Morris to attend outside board meetings for the public companies at which he serves as an outside director. In 2009, the HR Committee generally eliminated personal use of Company provided aircraft to the extent that such use has an incremental cost to the Company, except for Mr. Morris who negotiated this as part of his employment agreement.
(6)	Mr. Akins was appointed President of the Company effective January 1, 2011. He was previously Executive Vice President—Generation.
(7)	Ms. McCellon-Allen was Executive Vice President of AEP through June 30, 2010. In a corporate realignment, she became President and Chief Operating Officer of Southwestern Electric Power Company, one of AEP’s public utility subsidiaries. She currently is not an executive officer of AEP.

All Other Compensation for 2010

Type	Michael G. Morris	Brian X. Tierney	Robert P. Powers	Nicholas K. Akins	Carl L. English	Venita McCellon- Allen
Retirement Savings Plan Match	$4,327	$7,590	$10,727	$7,678	$11,025	$10,628
Supplemental Retirement Savings Plan Match	52,614	13,316	12,748	15,367	14,250	7,787
Director Life and Accident Insurance	741	—	—	—	—	—
Financial Counseling and Tax Preparation	10,550	8,550	11,094	12,116	9,800	11,149
Personal Use of Company Aircraft	444,737	—	—	—	—	—
Health & Wellness Program Incentives	—	—	—	—	400	—
Relocation Payment	—	—	—	—	—	20,000

Grants of Plan Based Awards in 2010

The following table provides information on plan based awards granted in 2010 to each of our named executive officers.

Name	Grant Date Approval(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum (3) ($)	Threshold (#)	Target (#)	Maximum (#)
Michael G. Morris
2010 Senior Officer Incentive Plan			—	1,391,881	2,783,762
2010 – 2012 Performance Units	12/8/09	1/1/2010				19,375	155,000	310,000		5,321,150
Brian X. Tierney
2010 Senior Officer Incentive Plan			—	348,433	696,866
2010 – 2012 Performance Units	12/8/09	1/1/2010				4,383	35,060	70,120		1,203,610
Restricted Stock Units		8/3/2010							41,380	1,500,025
Robert P. Powers
2010 Senior Officer Incentive Plan			—	365,164	730,328
2010 – 2012 Performance Units	12/8/09	1/1/2010				4,601	36,810	73,620		1,263,687
Restricted Stock Units		8/3/2010							41,380	1,500,025
Nicholas K. Akins
2010 Senior Officer Incentive Plan			—	332,879	665,758
2010 – 2012 Performance Units	12/8/09	1/1/2010				3,286	26,290	52,580		902,536
2010 – 2012 Performance Units(6)	1/26/2010	1/26/2010				94	750	1,500		26,708
Restricted Stock Units		8/3/2010							41,380	1,500,025
Carl L. English
2010 Senior Officer Incentive Plan			—	421,247	842,495
2010 – 2012 Performance Units	12/8/09	1/1/2010				6,574	52,590	105,180		1,805,415
Venita McCellon-Allen
2010 Senior Officer Incentive Plan			—	265,985	531,970
2010 – 2012 Performance Units	12/8/09	1/1/2010				3,068	24,540	49,080		842,458
Restricted Stock Units		8/3/2010							41,380	1,500,025

(1)	On December 8, 2009, the HR Committee and the independent members of the board approved performance unit awards, effective January 1, 2010, under AEP’s long-term incentive plan. The performance and vesting period for these awards is January 1, 2010 through December 31, 2012.
(2)	Consists of potential payouts under the Senior Officer Incentive Plan, which are based on base salary paid during the year.
(3)	The amount shown in this column represents 200% of the target award for each of the named executive officers, which is generally the maximum annual incentive award for all AEP executives and other employees. 2010 awards under the SOIP were also capped in aggregate at 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes. In addition, the maximum award payment to any SOIP participant for any year is the lesser of:
(i)	$6,000,000 or
(ii)	400% of the executive’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the award.
(4)	Consists of performance units awarded under our Long-Term Incentive Plan for the three-year performance period 2010 – 2012. These awards, if any, generally vest at the end of the three year performance period. For further information on these awards, see the description under 2010 Stock Award Grants below.
(5)	For performance units, the value is computed by multiplying the closing price of AEP common stock on December 8, 2009 ($34.33) by the target number of performance units granted. The actual number of performance units earned will depend on AEP’s performance over the 2010 through 2012 period and could vary from zero percent (0%) to two-hundred percent (200%) of the target award plus reinvested dividends. The value of performance units earned will be equal to AEP’s average closing share price for the last 20 trading days of the performance period multiplied by the number of performance units earned. For restricted stock units, the value is computed by multiplying the closing price of AEP common stock on August 3, 2010 ($36.25) by the number of restricted stock units (41,380).
(6)	750 performance units approved by the HR Committee on January 26, 2010 when the closing price of AEP common stock was $35.61 as a result of a promotion.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

2010 Stock Award Grants.    The named executive officers were awarded performance units effective January 1, 2010. These performance units were granted for a three-year performance period (2010-2012) and generally vest, subject to the participant’s continued employment, at the end of the performance period. Performance units are generally equivalent in value to shares of AEP common stock. Dividends are reinvested in additional performance units. The 2010-2012 performance units are subject to two equally weighted performance measures for the three-year performance period, which are:

•	Three-year total shareholder return relative to the electric utility and multi-utility companies included in the S&P 500 Index, and

•	Three-year cumulative earnings per share relative to a performance measure established by the HR Committee.

These performance measures are described in detail in Compensation Discussion and Analysis-Performance Units on page 37. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. The value of each performance unit that is earned equals the average closing price of AEP common stock for the last twenty trading days of the performance period.

2010 Restricted Stock Unit Grants.    Messrs. Akins, Powers and Tierney and Ms. McCellon-Allen were granted 41,380 restricted stock units in August 2010. These executives were four internal candidates considered as likely successors to AEP’s CEO position. These restricted stock units will generally vest, subject to the executive’s continued employment, in equal installments on August 3, 2013, August 3, 2014 and August 3, 2015, respectively. Dividends are reinvested in additional restricted stock units.

2011 Stock Award Grants.    Effective January 1, 2011, the named executive officers were granted long-term incentive awards as part of AEP’s regular annual grant cycle. Of these awards, 60 percent was granted in the form of performance units for the 2011-2013 three-year performance period. They were issued under terms that are otherwise similar to those described above for the 2010-2012 performance period. The three-year cumulative earnings per share target for the 2011-2013 is $9.70. The relative total shareholder return performance measure for these performance units is identical to that for the previously granted performance units. The remaining 40 percent of these long-term incentive awards was granted in the form of restricted stock units that generally vest, subject to the executive officer’s continued employment, in three equal installments on May 1, 2012, May 1, 2013 and May 1, 2014. In addition, both the 2011 performance unit and restricted stock unit awards were granted with change in control provisions that include a double trigger that only provides earlier vesting of awards in the event of a change in control and a separation from service. The restricted stock unit awards granted for 2011 also include a two year post retirement holding requirement for senior executives who are subject to mandatory retirement.

2010 Non-Equity Incentive Compensation.    For 2010 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base salary for Mr. Morris,

•	75 percent of base salary for Mr. English and Mr. Tierney,

•	70 percent of base salary for Mr. Powers, and

•	65 percent of base salary for Mr. Akins and Ms. McCellon-Allen.

Actual awards generally may vary from 0% to 200% of the annual incentive target.

The HR Committee set target funding for the 2010 annual incentive compensation program at $3.00 per share, the midpoint of the Company’s publicly disclosed ongoing earnings guidance of $2.80 to $3.20 per share.

In 2010 AEP produced ongoing EPS of $3.03, which was above the midpoint of AEP’s earnings guidance for the year, which resulted in a score of 113.5% of target. For 2010, ongoing EPS was $0.53 more than earnings per share reported in AEP’s financial statements related to (1) the Company’s restructuring program, (2) the disallowance in Virginia of the recovery of the Company’s carbon capture and storage project, and (3) the unfavorable tax treatment of a Medicare subsidy. See our Form 8-K filed on January 28, 2011 announcing 2010 fourth quarter and year-end earnings for a reconciliation of ongoing and reported EPS.

For 2010 the HR Committee again used an executive council scorecard with four performance categories: safety, operating performance, regulatory performance and strategic initiatives. For 2010, the HR Committee again established a fatality deduction that would have reduced the overall score for all executive officers by 25% of target if AEP had experienced an accidental work related employee fatality. Due to AEP’s 2010 reorganization, it was determined that the executive council scorecard would be used for all incentive groups for 2010 and that all groups would receive the same score. As a result, the Overall Performance Score for 2010 for all groups, including AEP’s Executive Officers, is the EPS score of 113.5% of target.

Based on this EPS score, a 2010 award pool of 113.5% of target was provided for each incentive group, including the Executive Officers. The HR Committee then allocated annual incentive awards from this funding pool to the Executive Officers, other than the CEO, based on a subjective assessment of each executive’s performance. The independent members of the Board also determined the annual incentive award for the CEO based on a subjective assessment of his performance. The 2010 annual incentive awards are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and reflect adjustments above and below 113.5% of target based on these assessments of individual performance.

AEP provides annual incentive compensation to executive officers through the Senior Officer Incentive Plan, which was approved by shareholders at the 2007 annual meeting. This plan establishes the maximum annual incentive award opportunity for each executive officer. For further information, see Tax Considerations on page 43.

Employment Agreements.    The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific action to terminate it. Under the agreement, Mr. Morris is eligible to receive an annual bonus under the Senior Officer Incentive Plan based on a target percentage of at least 100% of his base salary.

The Agreement awarded Mr. Morris a nonqualified stock option grant of 149,000 shares and 200,000 restricted shares, payable in three installments, as a replacement for certain long-term compensation that he forfeited from his prior employer in order to accept employment with the Company. The first component of 66,666 shares vested on November 30, 2009, and the next component of 66,667 shares vested on November 30, 2010. The remaining 66,667 restricted shares will vest, subject to his continued employment, on November 30, 2011.

The Agreement provides that Mr. Morris may use the Company aircraft for personal use in accordance with Company policies in effect for senior executives. Mr. Morris is entitled to participate in the Company’s financial counseling program.

The Company purchased a life insurance policy for Mr. Morris with a $3 million death benefit, and paid annual premiums for five years through 2008 to maintain that policy. Mr. Morris was provided an opening balance in the AEP Supplemental Benefit Plan of $2.1 million. Mr. Morris vested in this plan in 20% increments on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the AEP Note (2) under Supplemental Benefit Plan (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 57. If the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

The Company entered into an employment agreement with Mr. English (English Agreement) that became effective August 2, 2004. Mr. English is eligible to receive an annual bonus under the Senior Officer Incentive Plan, and his target percentage will be equal to at least 65% of his base salary. The English Agreement awarded Mr. English 30,000 restricted stock units, which vested in equal thirds in August 2005, 2006 and 2007. Mr. English’s cash balance account under the AEP Supplemental Benefit Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings. For further information, see Note (2) under Pension Benefits on page 57.

Mr. Powers and Ms. McCellon-Allen each have agreements with the Company, which result in their being credited with 17 and 4.2 years, respectively, of additional service under AEP’s Supplemental Benefit Plan. For further information on these agreements, see Notes (3) and (4) under the Pension Benefits on page 57.

In addition to these agreements, each of the named executive officers has entered into a Change In Control Agreement with AEP. For further information about these Change In Control Agreements see Potential Payments upon Termination or Change in Control on page 63.

Outstanding Equity Awards at Fiscal Year-End for 2010

The following table provides information with respect to holdings of stock options, restricted stock, restricted stock units and performance unit awards by the named executive officers at December 31, 2010.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Michael G. Morris
Stock Options	149,000	30.76	1/2/2014
Restricted Shares(1)				66,667	2,398,679
2009 – 2011 Performance Units(2)						194,475	6,997,211
2010 – 2012 Performance Units(2)						162,773	5,856,573
2011 – 2013 Performance Units(2)						90,000	3,238,200
Restricted Stock Units(5)				60,000	2,158,800
Brian X. Tierney
2009 – 2011 Performance Units(2)						31,683	1,139,954
2010 – 2012 Performance Units(2)						36,818	1,324,712
2011 – 2013 Performance Units(2)						20,328	731,401
Restricted Stock Units(4)				42,395	1,525,372
Restricted Stock Units(5)				13,552	487,601
Robert P. Powers
2009 – 2011 Performance Units(2)						44,818	1,612,552
2010 – 2012 Performance Units(2)						38,656	1,390,843
2011 – 2013 Performance Units(2)						19,026	684,555
Restricted Stock Units(4)				42,395	1,525,372
Restricted Stock Units(5)				12,684	456,370
Nicholas K. Akins
2009 – 2011 Performance Units(2)						31,683	1,139,954
2010 – 2012 Performance Units(2)						28,396	1,021,688
2011 – 2013 Performance Units(2)						19,026	684,555
Restricted Stock Units(4)				42,395	1,525,372
Restricted Stock Units(5)				12,684	456,370
Carl L. English
2009 – 2011 Performance Units(2)						68,255	2,455,815
2010 – 2012 Performance Units(2)						55,227	1,987,067
2011 – 2013 Performance Units(2)						25,410	914,252
Restricted Stock Units(5)				16,940	609,501

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Venita McCellon-Allen
2009 – 2011 Performance Units(2)						31,683	1,139,954
2010 – 2012 Performance Units(2)						25,771	927,241
2011 – 2013 Performance Units(2)						13,062	469,971
Restricted Stock Units(4)				42,395	1,525,372
Restricted Stock Units(5)				8,708	313,314

(1)	Mr. Morris has 66,667 remaining restricted shares that he received upon his hire. They will vest, subject to his continued employment, on November 30, 2011. He receives dividends on these restricted shares.
(2)	AEP currently grants performance units at the beginning of each year with a three-year performance and vesting period. This results in awards for overlapping successive three-year performance periods. These awards generally vest at the end of the three year performance period. The performance unit awards for the 2008 – 2010 performance period vested at year-end and are shown in the Options Exercises and Stock Vested table below. The awards for the 2011 – 2013 performance period were approved by the HR Committee on December 7, 2010, effective January 1, 2011. The awards shown for the 2009 – 2011 and 2010 – 2012 performance periods include performance units resulting from reinvested dividends.
(3)	The market value of the performance units reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2010 ($35.98) by the target number of performance units including performance units resulting from reinvested dividends. The actual number of performance units issued upon vesting will be based on AEP’s performance over the applicable three year period.
(4)	These restricted stock units were granted on August 3, 2010, and includes restricted stock units resulting from reinvested dividends. These units will vest, subject to the executive officer’s continued employment, in three equal installments, on August 3, 2013, August 3, 2014 and August 3, 2015, respectively.
(5)	These restricted stock units were approved by the HR Committee on December 7, 2010, effective January 1, 2011. They will vest, subject to the executive officer’s continued employment, in three equal installments, on May 1, 2012, May 1, 2013 and May 1, 2014, respectively.

Option Exercises and Stock Vested for 2010

The following table provides information with respect to the vesting of stock options, restricted shares and performance units granted to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
Michael G. Morris	—	—	147,651	5,287,150
Brian X. Tierney	—	—	11,105	399,558
Robert P. Powers	46,001	335,694	18,996	683,476
Nicholas K. Akins	5,900	52,960	12,446	447,807
Carl L. English	—	—	29,051	1,045,255
Venita McCellon-Allen	—	—	12,446	447,807

(1)	Represents performance units under the Company’s Long-Term Incentive Plan for the 2008 – 2010 performance period that vested on December 31, 2010. For Mr. Morris, this column also includes 66,667 restricted shares that vested on November 30, 2010.
(2)	As is required, the value shown in this column for the performance units is computed by multiplying the number of units by the market value of these units on the vesting date ($35.98). However, the actual value realized from these units was based on the previous 20-day average closing market price of AEP common stock as of the vesting date ($35.837). For Mr. Morris, this column also includes 66,667 restricted shares that vested on November 30, 2010 with a market value on the vesting date of $35.60 per share. For a more detailed discussion of vesting of the performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 37.

Executive officers may only exercise stock options pursuant to AEP’s Insider Trading Policy. In addition, an attorney from AEP’s legal department must approve in advance each sale of AEP stock by an executive officer.

In December 2007 the HR Committee granted performance units for a 2008 through 2010 performance period and established two equally weighted performance measures for this performance period:

•	Total Shareholder Return measured relative to the utility companies in the S&P 500 Index, and

•	Cumulative earnings per share measured relative to a target approved by the HR Committee.

The threshold, target and maximum payout levels are shown in the table below.

AEP’s total shareholder return for this performance period was at the 43.3 percentile of the utility companies in the S&P 500, which produced a score of 77.7%. AEP’s cumulative earnings per share was $9.23 for this performance period, compared to the target of $10.13. This produced an earnings per share score of 34.0%. The average of these two scores produced a composite score of 55.8% of the target award. These performance units vested on December 31, 2010 and were valued at the average closing price of AEP common stock for the last 20 days of the performance period, which was $35.837. The final score calculation for these performance measures is shown in the chart below.

2008 – 2010 Performance Units

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score

3-Year Cumulative Earnings Per Share	$9.11 (25% payout)	$10.13 (100% Payout)	$11.14 (200% Payout)	$9.23	34.0%	50%	17.0%

3-Year Total Shareholder Return vs. S&P Electric Utilities	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	43.3 Percentile	77.7%	50%	38.8%

Composite Result							55.8%

Pension Benefits for 2010

The following table provides information regarding the pension benefits for our named executive officers under AEP’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits(1)		Payments During Last Fiscal Year
Michael G. Morris	AEP Retirement Plan	7	$127,313		—
	AEP Supplemental Benefit Plan	7 (2)	$4,229,010		—
Brian X. Tierney	AEP Retirement Plan	12.7	$177,747		—
	AEP Supplemental Benefit Plan	12.7	$585,032		—
Robert P. Powers	AEP Retirement Plan	12.5	$395,264		—
	AEP Supplemental Benefit Plan	29.5 (3)	$2,987,301		—
Nicholas K Akins	AEP Retirement Plan	28.6	$376,590		—
	CSW Executive Retirement Plan	28.6	$239,483		—
Carl L. English	AEP Retirement Plan	6.5	$126,348		—
	AEP Supplemental Benefit Plan	6.5 (2)	$395,130		—
Venita McCellon-Allen	AEP Retirement Plan	18.8	$347,859	(5)	—
	AEP Supplemental Benefit Plan	27.3 (4)	$252,940		—
	CSW Executive Retirement Plan	16.8	$69,549	(6)	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2010, and the following assumptions (which are consistent with those used in AEP’s financial statements):

•

The named executive officer retires at age 65 (or, for Mr. Tierney and Mr. Powers retires at age 62, when unreduced benefits would be payable), and commences the payment of benefits (the “accrued benefit”).

•

The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 5.05%, 4.95% and 4.95% for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, respectively, and assumed mortality based upon the IRS 2011 sex-distinct mortality tables. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 6.25% and assumed mortality based on the 2011 IRS Applicable Mortality table; and for Ms. McCellon-Allen’s lump sum benefit under the AEP Retirement Plan that is attributable to her participation in the CSW Retirement Plan (see note (5), below), an assumed 3% annual cost-of-living adjustment from her assumed retirement age. The present value of both the annuity benefit and the lump sum benefit at each executive’s current age is based upon an assumed interest rate of 5.05%, 4.95% and 4.95% for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, respectively.

•

The present value of the accrued benefit is weighted based on 75% lump sum and 25% annuity (or 40% lump sum and 60% annuity for Mr. Powers due to his eligibility for early retirement under the final average pay benefit formula), based on the assumption that participants elect those benefit options in that proportion.

(2)	Mr. Morris and Mr. English each has an individual agreement that provides for annual credits at the maximum rate provided (currently 8.5%). If not for their agreements, their combined age and service would have entitled each of them to an annual credit at 7.0% of eligible pay for each year prior to 2010 rather than the 8.5% maximum rate. Mr. Morris’ agreement further provides him an opening cash balance credit of $2,100,000 as of January 1, 2004. The higher crediting rate for Mr. Morris and Mr. English for years prior to 2010, and Mr. Morris’ opening cash balance credit, have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan as of December 31, 2010 by $3,187,154 and $87,340, respectively.
(3)	Mr. Powers has an agreement with AEP that credits him with 17 years of service in addition to his actual years of service with AEP. His additional years of service credit have augmented the present value of his accumulated benefits under the AEP Supplemental Benefit Plan by $1,767,796.
(4)	Ms. McCellon-Allen has an agreement with AEP that credits her with years of service based upon her original hire date of September 8, 1983, even though she was not employed with the company from July 1, 2000 until September 13, 2004. These 4.2 additional years of service credit have augmented the present value of her accumulated benefits under the AEP Supplemental Benefit Plan by $27,518.
(5)	The benefit available to Ms. McCellon-Allen from the AEP Retirement Plan consists of two pieces: one under the cash balance formula since her return on September 13, 2004 (about 6.3 years of credited service), and one under the Central and South West Corporation Cash Balance Retirement Plan (the “CSW Retirement Plan”) for the period between January 1, 1985 and July 1, 2000 (her “CSW Retirement Plan Benefit”). Her CSW Retirement Plan Benefit will be paid to her either as a lump sum or in one of the annuity options offered by the plan. The amount available to her as a lump sum would be the greater of (i) her CSW Retirement Plan cash balance account ($126,402 as of December 31, 2010, adjusted for interest through her retirement) or (ii) the lump sum value of her CSW Retirement Plan protected minimum normal retirement annuity (which had accrued during the 12.5 year period until her traditional pension formula benefit became frozen effective July 1, 1997), calculated using a factor based on then applicable interest and mortality assumptions as well as an assumed future cost of living adjustment rate of 3.00%. The payments available to her in one of the plan’s annuity options would be the greater of (i) her CSW Retirement Plan protected minimum normal retirement annuity ($3,497) or (ii) the life annuity equivalent of her then CSW Retirement Plan cash balance account, calculated using a factor based on then applicable interest and mortality assumptions.
(6)	Ms. McCellon-Allen’s benefit in the CSW Executive Retirement Plan is limited to that accrued during the period she participated in the plan (between September 8, 1983 and July 1, 2000).

Overview.    AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide (i) benefits that cannot be paid under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain of the named executive officers. The plans are designed to provide a source of income upon retirement to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan.    The AEP Retirement Plan is a tax-qualified defined benefit pension plan under which benefits are generally determined by reference to a cash balance formula. As of December 31, 2010, each of the named executive officers was vested.

In addition, employees who have continuously participated in the AEP Retirement Plan since December 31, 2000 (“Grandfathered AEP Participants,” which includes Mr. Tierney and Mr. Powers) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. The benefits under this final average pay formula were frozen as of December 31, 2010.

The AEP Retirement Plan also encompasses the Central and South West Corporation Cash Balance Retirement Plan (the “CSW Retirement Plan”), which was merged into the AEP Retirement Plan effective December 31, 2008.

Cash Balance Formula.    Under the cash balance formula, each participant has an account established to which dollar credits are allocated each year.

1.	Company Credits. Each year, participant’s accounts are credited with an amount equal to a percentage of their salary for that year and annual incentive award for the prior year. The applicable percentage is based on the participant’s age and years of service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2010, the limit was $245,000.

2.	Interest Credits. All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2010, the interest rate was 4.31%.

Final Average Pay Formula.    Grandfathered AEP Participants receive their benefits under the cash balance formula or the final average pay formula, whichever provides the higher benefit. On December 31, 2010, the final average pay benefit payable at the Grandfathered AEP Participant’s normal retirement age was frozen, meaning that their final average pay formula benefit will no longer be affected by the participant’s subsequent service or compensation. Therefore, the final average pay normal retirement benefit for each of the Grandfathered AEP Participants was frozen as of December 31, 2010, based upon the participant’s then years of service times the sum of (i) 1.1% of the participant’s then high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5% of the amount by which the participant’s then High 36 exceeded the participant’s applicable average Social Security covered compensation.

AEP Supplemental Benefit Plan.    The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the AEP Retirement Plan (without regard to the provisions now included as the result of the merger of the CSW Retirement Plan into the AEP Retirement Plan) as determined upon the participant’s termination of employment. These excess benefits are calculated under the terms of the AEP Retirement Plan described above with the following modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay was taken into account for purposes of the frozen final average pay formula; and (iii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded. However, eligible pay taken into account under the cash balance formula is limited to the greater of $1 million or two times the participant’s year-end base pay.

AEP previously granted certain named executive officers additional years of credited service, an opening balance credit, special crediting rates and special vesting schedules under the AEP Supplemental Benefit Plan. These special items are further described under Employment Agreements on page 52.

As of December 31, 2010, each of the named executive officers was fully vested in their AEP Supplemental Benefit Plan benefit.

CSW Executive Retirement Plan.    The CSW Executive Retirement Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the terms of the former CSW Retirement Plan (which was merged into the AEP Retirement Plan) as determined upon the participant’s termination of employment. The excess benefits are calculated without regard to the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits.

Nonqualified Deferred Compensation for 2010

The following table provides information regarding contributions, earnings and balances for our named executive officers under AEP’s three non-qualified deferred compensation plans which are each further described below.

Name	Plan Name(1)	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(5) ($)
Michael G. Morris	SRSP	236,569	52,614	364,882	—	3,088,898
	SORP	—	—	497,922	—	6,776,935
Brian X. Tierney	SRSP	29,958	13,316	110,204	—	1,202,913
	SORP	—	—	38,600		525,368
Robert P. Powers	SRSP	20,016	12,748	134,728	—	1,717,106
	ICDP	—	—	56,693	—	582,006
	SORP	—	—	111,084	—	1,485,071
Nicholas K. Akins	SRSP	34,712	15,367	19,379	—	381,611
	ICDP	—	—	18,752	—	174,946
	SORP	240,186	—	72,365	—	1,115,020
Carl L. English	SRSP	19,000	14,250	21,414	—	481,995
	SORP	—	—	171,189		2,329,953
Venita McCellon-Allen	SRSP	12,144	7,787	13,995	—	308,266
	SORP	—	—	90,163	—	1,227,159

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.
(2)	The amounts set forth under “Executive Contributions in Last FY” are also reported in the Summary Compensation Table at either (i) Salary for 2010; (ii) the Non-Equity Incentive Plan Compensation column for 2009; or (iii) under Stock Awards column for 2008.
(3)	The amounts set forth under “Registrant Contributions in Last FY” for the Supplemental Retirement Savings Plan are also reported in the Other Compensation column of the Summary Compensation Table.

(4)	No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.
(5)	The amounts set forth under “Aggregate Balance at Last FYE” include amounts reported in the Summary Compensation Table in previous years, and previous year earnings on such amounts, in addition to the current year contributions and earnings amounts shown in this table. The values shown for the SORP are calculated using the average closing price of AEP common stock for the 20 trading days up to and including the date shown, which is the methodology used to calculate distributions under this plan.

Overview.    AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive and performance unit awards. The plans are unfunded. Participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following plans:

•	The American Electric Power System Supplemental Retirement Savings Plan,

•	The American Electric Power System Incentive Compensation Deferral Plan, and

•	The American Electric Power System Stock Ownership Requirement Plan.

Supplemental Retirement Savings Plan.    This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code on qualified plans of this type.

•

For 2010, participants could defer up to 20% of their base pay and annual incentive pay, up to $2,000,000. For subsequent years, participants can defer up to 50% of their base pay and annual incentive pay in excess of the IRS’ eligible compensation limit for qualified plans, which is $245,000 for 2011, up to $2,000,000.

•	The Company matches 100% of the participant’s contributions up to 1% of eligible compensation and 70% of the participant’s contributions from the next 5% of eligible compensation.

•

Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement of distributions for up to five years from the date of their termination of employment.

•

Participants may direct the investment of their plan account among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan and one additional option that provides interest at a rate set each December at 120% of the applicable federal long-term rate with monthly compounding. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan.

Incentive Compensation Deferral Plan.    This plan allows eligible employees to defer payment of up to 80% of earned performance units.

•	AEP does not offer any matching contributions.

•

Participants may direct the investment of their plan accounts among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan. There were no above-market or preferential earnings with respect to the Incentive Compensation Deferral Plan.

•	Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may withdraw amounts attributable to their pre-2005 contributions once prior to termination of employment. The withdrawal amount would be subject to a 10% withdrawal penalty. Participants may elect to take distributions from their account in the same manner as described above for the Supplemental Retirement Savings Plan.

Stock Ownership Requirement Plan.    This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. AEP Career Shares become payable in cash following the participant’s termination of employment. Participants may elect to take distribution of their AEP Career Shares in the same manner as described above for the Supplemental Retirement Savings Plan.

Potential Payments upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of their employment or a change in control of the Company.

SEVERANCE

AEP currently provides full-time employees, including the named executive officers, with severance benefits in the event their employment is terminated as the direct result of a restructuring or downsizing (“Severance-Eligible Employees”) if the employee releases AEP from any and all claims. These severance benefits include:

•

A lump sum severance payment equal to two weeks of base pay for each year of Company service, except for Mr. Morris who would receive a severance payment equal to two times his annual base salary in the event of his severance pursuant to his employment agreement,

•

Continued eligibility for medical and dental benefits at the active employee rates for eighteen months or until the participant becomes eligible for coverage from another employer, whichever occurs first,

•

For employees who are at least age 50 with 10 years of AEP service and who do not qualify for AEP’s retiree medical benefits or to be bridged to such retiree benefit eligibility (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first, and

•	Outplacement services, the incremental cost of which may be up to $30,000 for executive officers.

Severance-Eligible Employees who have enough severance pay (up to one year) and vacation to cover a period that would allow them to become eligible for retiree medical benefits, which is available to those employees who are at least age 55 with at least 10 years of service (“Retirement-Eligible Employees”) are retained as employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation payments that these employees would otherwise receive. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Code Section 409A.

Although employees generally must be employed through year-end to be eligible for annual incentive compensation, Severance-Eligible Employees and Retirement-Eligible Employees remain eligible for annual incentive compensation, to the extent of their eligible earnings, for the year of their termination. The target award for these employees reflects their cumulative base earnings for the plan year, which will be less than a full year of base earnings to the extent that the employee was not employed by the Company for the full plan year. Annual incentive awards for named executive officers continue to be subject to the performance-based maximum award limits of the Senior Officer Incentive Plan and the discretion of the HR Committee. Any annual incentive awards for severed or retired executive officers would be paid at approximately the same time as the awards for active employees.

A Severance-Eligible executive’s termination entitles that executive to a pro-rata portion of any outstanding performance units which the executive has held for at least six months. These prorated performance units will not become payable until the end of the performance period and remain subject to all performance objectives.

Severance-Eligible executives are eligible for continuation of financial counseling and tax preparation services one year following their termination up to a maximum annual incremental cost to the Company of $17,200.

CHANGE IN CONTROL

AEP defines “change in control” under its change in control agreements and long term incentive plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock,

•

A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation, or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers, which is triggered if there is a Qualifying Termination of the named executive officer’s employment. A “Qualifying Termination” for this purpose generally occurs when the executive’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason.” Such termination must be within one year before or two years after the change in control. These agreements provide for:

•	A lump sum payment equal to 2.99 times the named executive officers’ annual base salary plus target annual incentive under the annual incentive program,

•	Payment, if required, to make the named executive officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code, and

•	Outplacement services.

The Company will reduce the lump sum change in control benefit payment for each of the named executive officers by up to 5% if that reduction would avoid the 4999 excise tax. In November 2009 the HR Committee revised the change in control agreements offered to new participants to eliminate the reimbursement for excise taxes.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board, or

(ii)	The willful conduct or omission by the executive, which the Board determines to be illegal; gross misconduct that is injurious to the Company; or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)	An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control,

(ii)	The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control,

(iii)	The reduction of the executive’s salary as in effect on the date of the change in control,

(iv)	Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies,

(v)	A failure by the Company to obtain from any successor the assent to the change in control agreement, or

(vi)	The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company must be given notice and an opportunity to cure any of these circumstances before they would be considered to be “good reason”.

Also, award agreements issued under the Long-Term Incentive Plan with an effective date prior to January 1, 2011 provide that such awards will vest immediately upon a change in control. Long-Term Incentive Plan awards granted with an effective date on or after January 1, 2011, will vest upon a “Qualifying Termination” upon or within one year after a change in control. The term “Qualifying Termination” with respect to long-term incentive awards generally is the same as that described for the change in control agreements, except that an executive’s mandatory retirement at age 65 is explicitly excluded and “Cause” is defined more broadly to encompass:

(i)	Failure or refusal to perform assigned duties and responsibilities in a competent or satisfactory manner,

(ii)	Commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of AEP,

(iii)	Engagement in activities or conduct injurious to the best interest or reputation of AEP,

(iv)	Insubordination,

(v)	A violation of any of a material term or condition of any written agreement with AEP,

(vi)	Violation of any of AEP’s rules of conduct of behavior,

(vii)	Commission of a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with employment with AEP which is injurious to the best interest or reputation of AEP, or

(viii)	Disclosure, dissemination, or misappropriation of confidential, proprietary, and/or trade secret information.

In addition, certain types of long-term incentive awards are subject to special payment and valuation provisions if they vest upon a change in control as follows:

Stock Options – Participants with outstanding stock options are permitted to direct an advance exercise of any of their options and receive cash equal to the value received by other AEP shareholders as a result of the change in control transaction (less applicable tax withholdings).

Performance Unit Awards – The performance unit awards with an effective date prior to January 1, 2011 would be deemed to have been fully earned at 100% of the target score, and would be paid in a lump sum in cash upon a change in control. Performance units with an effective date on or after January 1, 2011 would be deemed to have been fully earned at 100% of the target score upon a “Qualifying Termination” (defined as described above for performance units issued on or after January 1, 2011) following a change in control. The value of each vested performance unit following a change in control or “Qualifying Termination” would be (1) if the payment is due upon a change in control that is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the price paid per share of common stock in that transaction, or (2), otherwise, the closing price of a share of AEP common stock on the date of the change in control (or Qualifying Termination, if applicable).

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change in control.

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each named executive officer on December 31, 2010 under the circumstances cited in each column.

The values shown in the change in control column are triggered only if the named executive officer’s employment is terminated under the circumstances (described above under Change In Control) that trigger the payment or provision of each of the types of compensation and benefits shown.

No information is provided for terminations due to disability, because it is not AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified. Because disabled participants remain employed by the Company, they continue to vest in long-term incentive awards while they are disabled. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested. In addition, restricted stock unit awards granted effective on or after January 1, 2011 allow participants terminated due to disability to continue to vest as if their employment had continued.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Michael G. Morris

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance		For Cause Termination	Change-In- Control		Death
Compensation:
Base Salary ($1.265 million)	$0	$2,530,000	(1)	$0		$3,782,350	$0
Annual Incentive for Completed Year(2)	$1,579,785	$1,579,785		$0		$1,579,785	$1,579,785
Other Payment for Annual Incentives(3)	$0	$0		$0		$4,160,585	$0
Long-Term Incentives:(4)
Unvested Restricted Shares (66,667)(5)	$0	$0		$0		$0	$0
Unvested 2009-2011 Performance Units(6)	$0	$4,664,807		$0		$6,997,211	$4,664,807
Unvested 2010-2012 Performance Units(6)	$0	$1,952,191		$0		$5,856,573	$1,952,191
Benefits:
Health and Welfare Benefits(7)	$0	$16,428		$0		$16,428	$11,935
Financial Counseling	$0	$17,200		$0		$17,200	$17,200
Outplacement Services(8)	$0	$30,000		$0		$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0		$0	$		$0
Tax Gross-up Upon Change In Control(10)	$0	$0		$0		$0	$0
Total Incremental Compensation And Benefits	$1,579,785	$10,790,411		$0		$22,440,132	$8,225,918

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($465,000)	$0	$232,500	$0	$1,390,350	$0
Annual Incentive for Completed Year(2)	$395,471	$395,471	$0	$395,471	$395,471
Other Payment for Annual Incentives(3)	$0	$0	$0	$1,042,763	$0
Long-Term Incentives:(4)
Unvested 2009-2011 Performance Units(6)	$0	$759,969	$0	$1,139,954	$759,969
Unvested 2010-2012 Performance Units(6)	$0	$441,571	$0	$1,324,712	$441,571
Restricted Stock Units	$0	$0	$0	$1,525,372	$1,525,372
Benefits:
Health and Welfare Benefits(7)	$0	$22,978	$0	$22,978	$109,575
Financial Counseling	$0	$17,200	$0	$17,200	$17,200
Outplacement Services(8)	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(10)	$0	$0	$0	$2,533,795	$0
Total Incremental Compensation and Benefits	$395,471	$1,899,689	$0	$9,422,595	$3,249,158

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($521,400)	$0	$260,700	$0	$1,558,986	$0
Annual Incentive for Completed Year(2)	$414,461	$414,461	$0	$414,461	$414,461
Other Payment for Annual Incentives(3)	$0	$0	$0	$1,091,290	$0
Long-Term Incentives:(4)
Unvested 2009-2011 Performance Units(6)	$0	$1,075,035	$0	$1,612,552	$1,075,035
Unvested 2010-2012 Performance Units(6)	$0	$463,614	$0	$1,390,843	$463,614
Restricted Stock Units	$0	$0	$0	$1,525,372	$1,525,372
Benefits:
Health and Welfare Benefits(7)	$0	$0	$0	$0	$0
Financial Counseling	$0	$17,200	$0	$17,200	$17,200
Outplacement Services(8)	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(10)	$0	$0	$0	$2,861,892	$0
Total Incremental Compensation and Benefits	$414,461	$2,261,010	$0	$10,502,596	$3,495,682

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Nicholas K. Akins

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($512,600)	$0	$552,031	$0	$1,532,674	$0
Annual Incentive for Completed Year(2)	$377,818	$377,818	$0	$377,818	$377,818
Other Payment for Annual Incentives(3)	$0	$0	$0	$996,238	$0
Long-Term Incentives:(4)
Unvested 2009-2011 Performance Units(6)	$0	$759,969	$0	$1,139,954	$759,969
Unvested 2010-2012 Performance Units(6)	$0	$340,563	$0	$1,021,688	$340,563
Restricted Stock Units	$0	$0	$0	$1,525,372	$1,525,372
Benefits:
Health and Welfare Benefits(7)	$0	$22,978	$0	$22,978	$59,191
Financial Counseling	$0	$17,200	$0	$17,200	$17,200
Outplacement Services(8)	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(10)	$0	$0	$0	$3,005,438	$0
Total Incremental Compensation and Benefits	$377,818	$2,100,559	$0	$9,669,360	$3,080,113

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Carl L. English

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($561,400)	$0	$151,146	$0	$1,678,586	$0
Annual Incentive for Completed Year(2)	$478,116	$478,116	$0	$478,116	$478,116
Other Payment for Annual Incentives(3)	$0	$0	$0	$1,258,939	$0
Long-Term Incentives:(4)
Unvested 2009-2011 Performance Units(6)	$0	$1,637,210	$0	$2,455,815	$1,637,210
Unvested 2010-2012 Performance Units(6)	$0	$662,356	$0	$1,987,067	$662,356
Benefits:
Health and Welfare Benefits(7)	$0	$16,428	$0	$16,428	$4,886
Financial Counseling	$0	$17,200	$0	$17,200	$17,200
Outplacement Services(8)	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(10)	$0	$0	$0	$3,133,540	$0
Total Incremental Compensation and Benefits	$478,116	$2,992,456	$0	$11,055,691	$2,799,768

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Venita McCellon-Allen

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($409,000)	$0	$424,731	$0	$1,222,910	$0
Annual Incentive for Completed Year(2)	$301,893	$301,893	$0	$301,893	$301,893
Other Payment for Annual Incentives(3)	$0	$0	$0	$794,891	$0
Long-Term Incentives:(4)
Unvested 2009-2011 Performance Units(6)	$0	$759,969	$0	$1,139,954	$759,969
Unvested 2010-2012 Performance Units(6)	$0	$309,080	$0	$927,241	$309,080
Restricted Stock Units	$0	$0	$0	$1,525,372	$1,525,372
Benefits:
Health and Welfare Benefits(7)	$0	$22,978	$0	$22,978	$55,052
Financial Counseling	$0	$17,200	$0	$17,200	$17,200
Outplacement Services(8)	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(10)	$0	$0	$0	$2,349,420	$0
Total Incremental Compensation and Benefits	$301,893	$1,865,851	$0	$8,331,859	$2,968,566

(1)	Mr. Morris’ employment agreement provides a severance benefit equal to two times his base pay in the event his employment is terminated not for cause, as defined therein.
(2)	Executive officers are eligible for an annual incentive award if they remain employed with AEP through year-end unless their employment is terminated for cause. The amount shown is the calculated bonus opportunity, as shown on page 35, but all annual incentives for executive officers are awarded at the discretion of the HR Committee or independent members of the board pursuant to the award determination process described in the Compensation Discussion and Analysis.
(3)	Represents a severance payment of 2.99 times each named executive officer’s current target annual incentive as of December 31, 2010.
(4)	The long-term incentive values shown represent the values that would be paid under such circumstances shown in each column, which are different from the values calculated in accordance with FASB ASC Topic 718.
(5)	Mr. Morris’ restricted shares would be forfeited upon termination prior to vesting unless the HR Committee determines that the circumstances of the termination warrant otherwise.
(6)	The target value of performance unit awards are shown. However, except in the event of a change in control, performance criteria continue to apply to performance units that vest early and award payments are not accelerated.
(7)

The amount reported upon severance or a change in control represents the cost to the Company of providing subsidized medical and dental benefits at active employee rates for 18 months for those named executive officers who are not retirement-eligible. The amount reported upon death represents the present value of the cost to the Company of providing 50% subsidized medical coverage to the employee’s surviving spouse (until the spouse reaches age 65) and any surviving eligible dependent children (until each reaches age 26).
(8)	Represents the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.
(9)	Represents a reduction in the lump sum change in control benefit payment of up to 5% that applies for an executive officer if that reduction would avoid excise taxes under Section 4999 of the Internal Revenue Code.
(10)	Represents a tax gross-up for the excise tax under section 4999 of the Internal Revenue Code, including all applicable taxes on this tax gross-up itself. The amount does not reflect any reductions attributable to non-compete agreements or other provisions to which the executive must agree in order to be eligible for change in control benefits.

The following table shows the value of previously earned and vested compensation and benefits that would have been provided to each named executive officer after a termination of his or her employment on December 31, 2010. These amounts were generally earned or vested over multiple years of service to the Company and only a portion is attributable to compensation for 2010.

Non-Incremental Post-Termination Compensation and Benefits on December 31, 2010

Name	Long-Term Incentives			Benefits
	Vested Stock Options (1)	Vested Performance Units (2)	AEP Career Shares (3)	Vacation Payout (4)	Post Retirement Benefits (5)	Deferred Compensation (6)
Michael G. Morris	$777,780	$2,913,804	$6,803,962	$80,279	$4,274,574	$3,088,898
Brian X. Tierney	$—	$399,558	$527,467	$26,380	$630,516	$1,202,913
Robert P. Powers	$—	$683,476	$1,491,011	$10,027	$3,022,482	$2,299,112
Nicholas K. Akins	$—	$447,807	$1,119,482	$42,388	$584,482	$556,557
Carl L. English	$—	$1,045,255	$2,339,240	$52,901	$512,249	$481,995
Venita McCellon-Allen	$—	$447,807	$1,232,063	$11,405	$648,567	$308,266

(1)	Represents the value that would have been realized had the named executive officer exercised his vested and outstanding stock options at the closing price of AEP common stock on December 31, 2010.
(2)	Represents the value of performance units that vested on December 31, 2010 calculated using the market value of these shares on December 31, 2010. However, the actual value realized from these shares in February 2011 was based on the previous 20-day average closing market price of AEP common stock as of the vesting date. For a more detailed discussion of vesting of performance units, see page 56.
(3)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan calculated, using the market value of these shares on December 31, 2010. However, the actual value that would have been realized from these AEP share equivalents would have been determined using the previous 20-day average closing market price of AEP common stock as of the date of termination.
(4)	Represents payment of accumulated but unused vacation for the current year and any carry-over from prior years.
(5)	Represents the lump sum benefit calculated for the named executive officer pursuant to the terms of the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, as applicable. For Mr. Powers, who was eligible to receive AEP’s retiree medical, dental and life insurance benefits, it also includes the actuarial present value of these postretirement welfare benefits.
(6)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are listed separately in column (3).

Share Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of February 22, 2011 for all Directors, each of the persons named in the Summary Compensation Table and all Directors and executive officers as a group.

Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Retainer Deferral Plan Stock Units(b)	Options Exercisable Within 60 Days	Total
D. J. Anderson	—		—	—	—	0
E. R. Brooks	12,350		28,442	—	—	40,792
D. M. Carlton	7,431		28,442	—	—	35,873
J. F. Cordes	—		4,524	—	—	4,524
R. D. Crosby, Jr.	—		16,579	—	—	16,579
C. E. English	20,899		81,955	—	—	102,854
L. A. Goodspeed	—		17,254	—	—	17,254
T. Hoaglin	1,000		11,560	—	—	12,560
L. A. Hudson, Jr.	1,853	(d)	34,488	—	—	36,341
V. McCellon-Allen	1,032	(c)	85,346	—	—	86,378
M. G. Morris	262,996	(g)	249,104	—	149,000	661,100
R. C. Notebaert	—		—	—	—	0
L. L. Nowell III	—		20,523	—	—	20,523
R. P. Powers	20,612	(c)	96,519	—	—	117,131
R. L. Sandor	1,092		28,442	3,380	—	32,914
K. D. Sullivan	—		29,968	9,464	—	39,432
B. X. Tierney	38,702	(c)	70,607	—	—	109,309
N. K. Akins	—		90,150	—	—	90,150
S. Martinez Tucker	1,532	(e)	7,969	—	—	9,501
J. F. Turner	—		9,883	—	—	9,883
All directors, nominees and executive officers as a group (22 persons)	375,546	(f)	945,217	12,844	149,000	1,482,647

(a)	This column includes amounts deferred in stock units and held under the Stock Unit Accumulation Plan for Non-Employee Directors and held under AEP’s various executive benefit plans. Includes the following numbers of career shares: Mr. Morris, 189,104; Mr. Akins, 35,071; Mr. English, 65,015; Ms. McCellon-Allen, 34,243; Mr. Powers, 41,440; Mr. Tierney, 14,660; and all directors and executive officers as a group, 501,530.
(b)	This column reflects amounts held in the Retainer Deferral Plan for Non-Employee Directors.
(c)	Includes share equivalents held in the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan.
(d)	Includes 750 shares held by family members of Dr. Hudson over which he disclaims beneficial ownership.
(e)	Includes 32 shares held by family members of Ms. Tucker over which she disclaims beneficial ownership.
(f)	Represents less than 1% of the total number of shares outstanding.
(g)	Includes restricted shares that vest in November 2011, that include dividend and voting rights. However, the shares cannot be sold, transferred or pledged until they vest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires AEP’s executive officers, directors and persons who beneficially own more than 10% of AEP’s Common stock to file initial reports of ownership and reports of changes in ownership of AEP Common Stock with the SEC. Executive officers and directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP’s executive officers and directors during the fiscal year ended December 31, 2010, AEP believes that all Section 16(a) filing requirements were met during 2010.

Share Ownership of Certain Beneficial Owners

Set forth below are the only persons or groups known to AEP as of February 28, 2011, with beneficial ownership of five percent or more of AEP Common Stock.

	AEP Shares
Name, Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	27,881,137	(a)	5.798%

(a)	Based on the Schedule 13G filed with the SEC, BlackRock, Inc. reported that it has sole power to vote 27,881,137 shares and sole dispositive power for 27,881,137 shares.

Shareholder Proposals and Nominations

To be included in AEP’s proxy statement and form of proxy for the 2012 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 15, 2011.

Notice to nominate a director must include your name, address, and number of shares you own; the name, age, business address, residence address and principal occupation of the nominee and the number of shares beneficially owned by the nominee. It must also include all the information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this Policy is posted on our website at www.AEP.com. All such notices must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 15, 2011. The Assistant Secretary will forward the recommendations to the Committee on Directors and Corporate Governance for consideration.

For any proposal intended to be presented by a shareholder without inclusion in AEP’s proxy statement and form of proxy for the 2012 annual meeting, the proxies named in AEP’s form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by January 29, 2012. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by SEC regulations.

Solicitation Expenses

These proxies are being solicited by our Board of Directors. The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the internet, but some telephone or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist us with the solicitation of proxies for an estimated fee of $9,500, plus reasonable out-of-pocket expenses.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 26, 2011.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/AEP
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 1 year for Proposal 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - David J. Anderson		☐	☐	☐	02 - James F. Cordes	☐	☐	☐	03 - Ralph D. Crosby, Jr.	☐	☐	☐

04 - Linda A. Goodspeed		☐	☐	☐	05 - Thomas E. Hoaglin	☐	☐	☐	06 - Lester A. Hudson, Jr.	☐	☐	☐
07 - Michael G. Morris		☐	☐	☐	08 - Richard C. Notebaert	☐	☐	☐	09 - Lionel L. Nowell III	☐	☐	☐
10 - Richard L. Sandor		☐	☐	☐	11 - Kathryn D. Sullivan	☐	☐	☐	12 - Sara Martinez Tucker	☐	☐	☐
13 - John F. Turner		☐	☐	☐

			For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐	3.	Advisory vote on executive compensation	☐	☐	☐
		1 Yr	2 Yrs	3 Yrs	Abstain
4	Advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

American Electric Power Company, Inc.

2011 Annual Meeting of Shareholders and Admission Ticket

Tuesday April 26, 2011, at 9:30 a.m. Eastern Time

The Ohio State University’s Fawcett Center

2400 Olentangy River Road

Columbus, Ohio

If you wish to attend and vote at the meeting, please bring this admission ticket and identification with you.

AGENDA

• Introduction and Welcome	• Advisory vote on executive compensation	• Comments and Questions from Shareholders

• Election of Directors	• Advisory vote on frequency of holding an advisory vote on executive compensation

• Ratification of Auditors	• Chairman’s Report

Directions to The Fawcett Center

(614) 292-1342

State Route 315 to the Lane Avenue exit.

Go East on Lane Avenue.

Take Lane Avenue to Olentangy River Road.

Turn North (a left turn) on Olentangy River Road.

The Fawcett Center is the first driveway on

the East (right) side of Olentangy River Road.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — American Electric Power Company, Inc.

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting to be held April 26, 2011

The shareholder signing on the reverse of this proxy card appoints Michael G. Morris, Carl L. English and Brian X. Tierney, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 26, 2011, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. If no direction is given, such shares will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other matters coming before the meeting.

Trustee’s Authorization. The undersigned authorizes JP Morgan Chase Bank, National Association to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Nominees for:

01 - David J. Anderson	02 - James F. Cordes	03 - Ralph D. Crosby, Jr.	04 - Linda A. Goodspeed	05 - Thomas E. Hoaglin	06 - Lester A. Hudson, Jr.

07 - Michael G. Morris	08 - Richard C. Notebaert	09 - Lionel L. Nowell III	10 - Richard L. Sandor	11 - Kathryn D. Sullivan	12 -Sara Martinez Tucker

13 - John F. Turner

C	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+